SUPPORT AGREEMENT
between
ANORMED INC.
and
GENZYME CORPORATION
and
DEMATAL CORP.
Dated as of October 17, 2006

-i-

TABLE OF CONTENTS
(Continued)

SCHEDULE A CONDITIONS OF THE OFFER	1

SCHEDULE B REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE OFFEROR	1

SCHEDULE C REPRESENTATIONS AND WARRANTIES OF THE COMPANY	1

SCHEDULE D FORM OF PRESS RELEASES	1

-ii-

SUPPORT AGREEMENT
THIS AGREEMENT made as of the 17th day of October, 2006
AMONG:
GENZYME CORPORATION., a corporation incorporated under the laws of the Commonwealth of Massachusetts
(the “Parent”)
AND:
DEMATAL CORP., an unlimited company incorporated under the laws of the Province of Nova Scotia
(the “Offeror”)
AND:
ANORMED INC., a corporation incorporated under the federal laws of Canada
(the “Company”).
WHEREAS:
A.	Parent, through the Offeror, made the Original Offer (as defined below) to acquire all of the outstanding common shares of the Company and all rights attached or appurtenant thereto (the “Shares”), including all Shares issuable on the exercise of the outstanding stock options (the “Options”) granted pursuant to the Company’s Stock Option Plans (as defined below) prior to the date hereof, at a price of $8.55 per Share;

B.	Parent and the Offeror wish to amend the terms of the Original Offer on the terms and subject to the conditions contained herein to, among other things, increase the price offered to $13.50 per Share;

C.	Contemporaneously herewith, the Parent and the Offeror have entered into agreements (the “Shareholder Support Agreements”) with the Supporting Shareholders pursuant to which, among other things, each of the Supporting Shareholders has agreed to irrevocably tender of the Shares held or hereafter acquired by them (or that they are now entitled to acquire) and to support the Offer (as defined below);

D.	The board of directors of the Company (the “Board of Directors”), after consulting with its financial and outside legal advisors, has unanimously determined that it would be in the best interests of the Company for the Board of Directors to support the Offer and that it will recommend acceptance of the Offer to holders of Shares (the “Shareholders”), all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings set forth below.
(a)	“Affiliate” has the meaning ascribed to that term in the CBCA.

(b)	“Agreement,” “this Agreement,” “herein,” “hereto,” and “hereof’ and similar expressions refer to this Agreement as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules to this Agreement.

(c)	“Alternative Transaction” means (other than by the Offeror or its Affiliates and except for the transactions contemplated hereby): (i) any merger, formal take-over bid or tender offer made by way of take-over bid circular, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation or winding-up in respect of the Company or any of its Subsidiaries; (ii) any sale of assets of the Company or any of its Subsidiaries having an aggregate value equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ assets on a consolidated basis, or any license, strategic alliance, lease, supply agreement or other arrangement having a similar economic effect; (iii) any transaction to which the Company is a party which would result in any Person owning or controlling or having the right to acquire 20% or more of the Shares; (iv) any transaction similar to the foregoing clauses (ii) or (iii) of or involving the Company or any of its Subsidiaries; or (v) any written proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any Person.

(d)	“Amended Expiry Time” has the meaning set forth in Section 2.1(a).

(e)	“Benefit Plans” means all bonus, deferred compensation, pension, profit sharing, retirement, retention, severance, stock option, group insurance, death benefit, welfare or other benefit plan or written policy for the benefit of any of the Employees or former Employees, excluding statutory benefit plans to which the Company or a Subsidiary are required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

(f)	“Bid Circular” means the Offeror’s Offer to Purchase and Circular dated September 1, 2006.

(g)	“Board of Directors” means the board of directors of the Company.

(h)	“Business Day” means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Boston, Massachusetts.

(i)	“Canadian Tax Act” means the Income Tax Act (Canada).

(j)	“CBCA” means the Canada Business Corporations Act.

(k)	“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

(l)	“Commercialization” means the marketing, sale, licensing, export, and other commercialization of the drug products or candidates that are sold or manufactured by the Company or its Subsidiaries or that are the subject of studies, tests or preclinical or clinical trials by or on behalf of the Company or its Subsidiaries.

(m)	“Commercially Available Technology” means computer software and other Technology that is currently licensed for use by the Company and/or its Subsidiaries on standard terms for the business of the Company and its Subsidiaries as currently conducted and that is otherwise readily available for license, in the current license volume or configuration.

(n)	“Company” means AnorMED Inc., a corporation incorporated under the CBCA.

(o)	“Company Disclosure Letter” means the letter dated the date of this Agreement from the Company delivered to the Parent and the Offeror concurrently with the execution and delivery of this Agreement.

(p)	“Company Governing Documents” means the articles of incorporation and bylaws of the Company and, where applicable, the certificates, articles and by-laws of its Subsidiaries.

(q)	“Confidentiality Agreement” means the confidentiality agreement dated October 4, 2006 between the Company, the Parent and the Offeror.

(r)	“Contract” means any contract, agreement, commitment, undertaking, lease, licence, note, bond, mortgage, indenture, loan or deed of trust to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(s)	“Data Room Information” means the documents listed in the index attached to the Company Disclosure Letter; provided, that all such documents shall have been provided or made available to the Parent and its representatives prior to 4:00 p.m. (Vancouver time) on October 16, 2006.
(t)	“Depositary” means CIBC Mellon Trust Company.

(u)	“Diluted Basis” means, with respect to the number of outstanding Shares at any time, such number of outstanding Shares calculated assuming that all outstanding Options and other rights to purchase Shares in consideration of payment of an exercise price which is less than the price to be paid under the Offer are exercised and all other such rights are cancelled.

(v)	“Directors’ Circular” means the Company’s directors’ circular dated September 5, 2006 in respect of the Original Offer.

(w)	“Effective Time” means the time that the Offeror shall have taken-up, acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer.

(x)	“Employees” means all Persons employed or retained by the Company or any of its Subsidiaries on a full-time, part-time or temporary basis including, without limitation, all members of the Board of Directors, officers, Persons on disability leave, parental leave or other absence from work.

(y)	“Encumbrances” means any pledge, lien, priority, security interest, lease, license, title retention agreement, restriction, easement, right-of-way, right of first refusal, title defect, option, adverse claim or encumbrance of any kind or character whatsoever.

(z)	“Environmental Laws” has the meaning set forth in Section 28 of Schedule C.

(aa)	“ESPP” means the Company’s Employee and Director Share Purchase Plan dated September 1, 1998, as amended and restated as of June 12, 2003.

(bb)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(cc)	“Expiry Time” has the meaning set forth in Section 2.1(b).

(dd)	“Fairness Opinion” means the written opinion of the Company’s Financial Advisor, to be referenced in and appended to the Notice of Change, to the effect that the Offer is fair from a financial point of view to the Shareholders.

(ee)	“FDA” means the United States Food and Drug Administration.

(ff)	“Financial Advisor” means Goldman, Sachs & Co., the financial advisor to the Company.

(gg)	“Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries for the financial years ended as at March 31, 2006, March 31, 2005 and March 31, 2004, and the unaudited consolidated financial statements of the Company and its Subsidiaries for the three months ended and as at June 30, 2006 including, without limitation, the notes thereto, in each case in the form in which the Company filed them under applicable Securities Laws.

(hh)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ii)	“Governmental Authority” means any regulatory authority, government or government department or agency, commission, ministry, office, tribunal, Crown corporation or any other entity with the power to establish laws having jurisdiction or claiming to have jurisdiction on behalf of any nation, province, territory, state, municipality or other geographic or other subdivision thereof.

(jj)	“Information Technology” means computer hardware, software, websites for the Company or any of its Subsidiaries and databases owned or used by the Company or any of its Subsidiaries for the business of the Company and its Subsidiaries as currently conducted.

(kk)	“Intellectual Property” means intellectual property rights, whether registered or not, including:
(i)	inventions, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents (including statutory extensions and supplemental protection certificates thereof);

(ii)	trade-marks, trade dress, trade-names, business names and other indicia of origin;

(iii)	copyrights, including copyright registrations and applications; and

(iv)	industrial designs and similar rights, that are owned or used by the Company or any of its Subsidiaries for the business of the Company and its Subsidiaries as currently conducted or that are otherwise necessary for the Commercialization.
(ll)	“Interested Person” has the meaning set forth in Section 22 of Schedule C.

(mm)	“Laws” means all applicable laws, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any governmental, regulatory, court or other authority having jurisdiction over the applicable party.

(nn)	“Latest Mailing Time” has the meaning set forth in Section 2.1(c).

(oo)	“Leased Real Property” has the meaning set forth in Section 25 of Schedule C.

(pp)	“material” means, with respect to the Company and its Subsidiaries, taken as a whole, a fact, asset, liability, transaction or circumstance, as applicable, concerning the business, assets, rights, liabilities, capitalization, operations or financial condition of the Company and its Subsidiaries, taken as a whole, that would or would likely (i) result in a Material Adverse Change or (ii) prevent or materially interfere with the consummation of the transactions contemplated hereby.

(qq)	“Material Adverse Change” means any change, effect, event or occurrence in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of the Company (on a consolidated basis) which is, or could likely be expected to be, material and adverse to the Company (on a consolidated basis) other than a change, effect, event or occurrence relating to:
(i)	the Canadian, United States or international political, economic or financial conditions in general;

(ii)	the state of Canadian, United States or international securities or currency exchange markets in general;

(iii)	the industry in which the Company and its Subsidiaries operate;

(iv)	changes in Laws or interpretations thereof by any Governmental Authority;

(v)	changes in accounting requirements not specifically directed at the Company;

(vi)	the announcement of the transactions contemplated by this Agreement or other communication by Parent or Offeror of its plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(vii)	the consummation of the transactions contemplated by this Agreement or any actions taken pursuant to this Agreement;

(viii)	any delay or disruption to the ordinary course of the Company’s business occasioned by the announcement or implementation of the transactions contemplated by this Agreement;

(ix)	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(x)	any change in the market price or trading volume of the Shares;

(xi)	any matter, either alone or in combination with other matters, that has been disclosed in the Company Reports;

(xii)	any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to the Company’s MOZOBIL product candidate;

(xiii)	any negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to the Company’s MOZOBIL product candidate, which would materially and adversely cause a delay in the development of a product candidate;

(xiv)	any change, effect, event or occurrence relating to the Company’s clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of the Company’s two Phase III clinical trials concerning the Company’s MOZOBIL product candidate;

(xv)	any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other Person;

(xvi)	safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with MOZOBIL, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with MOZOBIL and which, in either case, would have a materially negative impact on the label for MOZOBIL once approved; or

(xvii)	the payment by the Company of the Millennium Non-Completion Fee (or any going concern note in the Company’s financial statements resulting from such payment).
For greater certainty, Material Adverse Change shall be deemed to include without limitation (a) a halt, hold, cessation or termination (prior to completion) of either of the Company’s two Phase III clinical trials concerning the Company’s MOZOBIL product candidate, or (b) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to the Company’s MOZOBIL product candidate.

(rr)	“Material Adverse Effect” when used in connection with the Company, means any effect in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of the Company (on a consolidated basis) which is, or could likely be expected to be, material and adverse to the Company (on a consolidated basis) other than a change, effect, event or occurrence relating to:
(i)	the Canadian, United States or international political, economic or financial conditions in general;

(ii)	the state of Canadian, United States or international securities or currency exchange markets in general;

(iii)	the industry in which the Company and its Subsidiaries operate;

(iv)	changes in Laws or interpretations thereof by any Governmental Authority;

(v)	changes in accounting requirements not specifically directed at the Company;

(vi)	the announcement of the transactions contemplated by this Agreement or other communication by Parent or Offeror of its plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(vii)	the consummation of the transactions contemplated by this Agreement or any actions taken pursuant to this Agreement;

(viii)	any delay or disruption to the ordinary course of the Company’s business occasioned by the announcement or implementation of the transactions contemplated by this Agreement;

(ix)	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(x)	any change in the market price or trading volume of the Shares;

(xi)	any matter, either alone or in combination with other matters, that has been disclosed in the Company Reports;

(xii)	any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to the Company’s MOZOBIL product candidate;

(xiii)	any negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to the Company’s MOZOBIL product candidate, which would materially and adversely cause a delay in the development of a product candidate;

(xiv)	any change, effect, event or occurrence relating to the Company’s clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of the Company’s two Phase III clinical trials concerning the Company’s MOZOBIL product candidate;

(xv)	any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other Person;

(xvi)	safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with MOZOBIL, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with MOZOBIL and which, in either case, would have a materially negative impact on the label for MOZOBIL once approved; or

(xvii)	the payment by the Company of the Millennium Non-Completion Fee (or any going concern note in the Company’s financial statements resulting from such payment).
For greater certainty, Material Adverse Effect shall be deemed to include without limitation (a) a halt, hold, cessation or termination (prior to completion) of either of the Company’s two Phase III clinical trials concerning the Company’s MOZOBIL product candidate, or (b) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to the Company’s MOZOBIL product candidate.

(ss)	“Material Company Intellectual Property” has the meaning set forth in Section 24 of Schedule C.

(tt)	“Material Company Technology” means all Technology, other than Commercially Available Technology, that is used by and material to the business of the Company and its Subsidiaries as currently conducted including, without limitation, the Commercialization.

(uu)	“Material Contract” means:
(i)	each Contract identified in the Data Room Information as a Material Contract;

(ii)	any lease of real property by the Company or any of its Subsidiaries, as tenant, with third parties providing for payment of annual rents in excess of $250,000;

(iii)	any shareholder agreement, voting trust or right to require registration under any applicable Securities Laws to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(iv)	any Contract under which an obligation to pay amounts in excess of $1,000,000 is outstanding or may be incurred;

(v)	any Contract providing for the sale or exchange of, or option to sell or exchange, any property or asset where the sale price or agreed value (or, where the Contract does not specify a sale price or agreed value for the property or asset expressed in terms of money, the fair market value) of such property or asset is in excess of $250,000, or the purchase or exchange of, or option to purchase or exchange, any property or asset where the purchase price or agreed value (or, where the Contract does not specify a purchase price or agreed value for the property or asset expressed in terms of money, the fair market value) of such property or asset is in excess of $250,000 entered into in the past 12 months (or entered into more than 12 months prior to the date hereof in respect of which the applicable transaction has not been consummated);

(vi)	any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound: (A) granting or obtaining any right to use any material Intellectual Property (other than any Contract granting rights to use readily available commercial software that is generally available on non-discriminatory pricing terms) or (B) restricting the rights of the Company or any of its Subsidiaries, or permitting other persons, to use or register any material Intellectual Property, except any such Contract which, if terminated, would not reasonably be expected to result in a Material Adverse Change;

(vii)	any Contract that purports to limit the right of the Company or any of its Subsidiaries: (A) to engage in any line of business or (B) to compete with any person or operate in any location; and

(viii)	any Contract under which the Company or any of its Subsidiaries is obliged to make annual payments or incur annual obligations in excess of an aggregate of $500,000 other than any Contract of the types referred to in clauses (i) through (vii) of this definition (without regard to the dollar amounts set forth in such clauses).
(vv)	“Millennium” means Millennium Pharmaceuticals, Inc.

(ww)	“Millennium Non-Completion Fee” means the amount of $19.5 million potentially owing by the Company to Millennium pursuant to the Millennium Support Agreement.

(xx)	“Millennium Shareholder Support Agreements” means the shareholder support agreements between Millennium and the Supporting Shareholders dated as of September 26, 2006.

(yy)	“Millennium Support Agreement” means the support agreement between the Company and Millennium dated as of September 26, 2006.

(zz)	“Minimum Condition” means the condition set forth in paragraph (a) of Schedule A.

(aaa)	“Minimum Required Shares” means at least that number of the outstanding Shares required pursuant to the Minimum Condition unless the Offeror shall have varied the Minimum Condition in accordance with this Agreement, in which case “Minimum Required Shares” means that number of the outstanding Shares which the Offeror takes up on the Take-up Date.

(bbb)	“NASDAQ” means NASDAQ Global Market.

(ccc)	“Non-Completion Fee” has the meaning set forth in Section 6.2.

(ddd)	“Notice of Change” means the notice of change to be mailed by the Company to Shareholders in accordance with this Agreement amending the Directors’ Circular.

(eee)	“Notice of Variation” means the notice of variation to be mailed by the Offeror to Shareholders in accordance with this Agreement amending the Original Offer.

(fff)	“Offer” means the Original Offer, as amended on the terms and subject to the conditions contained herein, and includes any further amendments to, or extensions of, such offer made in accordance with the terms of this Agreement.

(ggg)	“Offeror” means Dematal Corp., a direct wholly-owned subsidiary of the Parent.

(hhh)	“Offer Deadline” has the meaning set forth in Section 8.1(b).

(iii)	“Officer Obligations” means the obligations or liabilities of the Company or any of its Subsidiaries to its directors or Senior Executives, employees and consultants for severance or termination payments in connection with the termination of their employment or service upon a change of control of the Company pursuant to any written employment agreements or otherwise, as set out in the Company Disclosure Letter.

(jjj)	“Optionholder” means a holder of Options.

(kkk)	“Options” has the meaning set forth in the recitals to this Agreement.

(lll)	“Original Offer” means the offer dated September 1, 2006 by the Offeror to acquire all of the Shares at a price of $8.55 per Share, as amended and extended by notice to the Depositary on October 6, 2006.

(mmm)	“Owned Real Property” has the meaning set forth in Section 25 of Schedule C.

(nnn)	“Parent” means Genzyme Corporation, a corporation incorporated under the laws of the Commonwealth of Massachusetts.

(ooo)	“Permit” means any licence, permit, franchise, certificate, approval or similar authorization of or issued by any Governmental Authority and held by the Company or any of its Subsidiaries, including any federal, provincial or state licence.

(ppp)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

(qqq)	“Pre-Acquisition Reorganization” has the meaning set forth in Section 6.5.

(rrr)	“Rights Plan” means the Shareholder Rights Plan Agreement dated effective August 29, 2006 between the Company and Computershare Investor Services Inc., as rights agent, as amended.

(sss)	“Real Property” has the meaning set forth in Section 25 of Schedule C.

(ttt)	“Real Property Leases” has the meaning set forth in Section 25 of Schedule C.

(uuu)	“Schedule 14D-9” means the Schedule 14D-9 filed by the Company in connection with the Original Offer pursuant to the Exchange Act.

(vvv)	“Schedule TO” means the Tender Offer Statement on Schedule TO filed by the Parent and the Offeror in connection with the Original Offer pursuant to the Exchange Act, together with all amendments and supplements thereto.

(www)	“SEC” means the United States Securities and Exchange Commission.

(xxx)	“Securities Authorities” means the TSX, NASDAQ and the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof, the SEC and any applicable state securities regulatory authorities.

(yyy)	“Securities Laws” means the securities laws, rules and regulations of each of the provinces and territories of Canada and applicable federal and state securities laws of the United States.

(zzz)	“Senior Executives” means the Chief Executive Officer, President, Chairman, Chief Financial Officer, Chief Scientific Officer, Secretary, Treasurer, Vice- President – Business Development and Vice-President – Research, of the Company (in any case whether acting or interim).

(aaaa)	“Shares” has the meaning set forth in the recitals to this Agreement.

(bbbb)	“Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

(cccc)	“Shareholders” has the meaning set forth in the recitals to this Agreement.

(dddd)	“Stock Option Plans” means the Company’s 1996 Incentive Stock Option Plan, as amended, and 2006 Incentive Stock Option Plan, as amended.

(eeee)	“Subsequent Acquisition Transaction” has the meaning set forth in Section 2.8.

(ffff)	“Subsidiary” has the meaning set forth in the CBCA.

(gggg)	“Superior Proposal” means any bona fide written proposal for an Alternative Transaction (i) which, in the opinion of the Board of Directors, acting in good faith and after receiving the advice of its financial advisors and outside legal advisors, is reasonably capable of constituting a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal, for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the Shares or otherwise complete such transaction and which could be carried out within a time frame that is reasonable in the circumstances, and which if consummated, would result in the Shareholders receiving a greater cash consideration per Share than contemplated by the Offer or, in the case of an Alternative Transaction including consideration other than cash, which is otherwise more favourable to Shareholders from a financial point of view than the Offer, and (ii) which did not result from a breach of Section 6.3 hereof,

(hhhh)	“Supporting Shareholders” means, collectively, Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker/Tisch Investments, L.P., Baker Brothers Life Sciences, L.P., and Kenneth Galbraith.

(iiii)	“Take-up Date” means the date that the Offeror first takes up and acquires Shares pursuant to the Offer.

(jjjj)	“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements, including all amendments, schedules, attachments or supplements thereto, and whether in tangible, electronic or other form, filed or required to be filed in respect of Taxes.

(kkkk)	“Taxes” means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority or to be paid under any Laws (including, without limitation, income tax, goods and services tax, sales and excise tax, capital tax, tax deductions, property tax, corporate tax, customs duties and transfer fees, health, payroll and employment tax, withholding tax, employment insurance or Canada pension plan contributions) and including any interest, penalties, fines, surtaxes or other additional amounts levied or imposed in respect thereof.

(llll)	“Technical Information” means know-how and related technical knowledge, including:
(i)	trade secrets, confidential information and other proprietary know-how;

(ii)	uniform resource locators, domain names and email addresses; and

(iii)	documented research, forecasts, studies, marketing plans, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, manuals and records, specifications, and test data, that is owned or used by the Company or any of its Subsidiaries for the business of the Company and its Subsidiaries as currently conducted or that are otherwise necessary for the Commercialization.
     (mmmm) “Technology” means Intellectual Property, Technical Information and Information Technology.
     (nnnn) “TSX” means the Toronto Stock Exchange.

1.2 Disclosure of Information
(a)	The phrase “as previously disclosed” and similar expressions used in this Agreement will be construed for all purposes of this Agreement as referring to information:
(i)	set forth in the Company Disclosure Letter;

(ii)	included in the Data Room Information; or

(iii)	filed publicly by the Company with the Securities Authorities.
(b)	Disclosure of information in the manner set out in Section 1.2(a) shall be deemed to be disclosure of such information for all purposes of this Agreement, whether or not such disclosure refers to one or more Articles, Sections or Schedules.
1.3 Knowledge
In this Agreement, whenever a representation or warranty is made on the basis of the knowledge or awareness of the Company, Parent or Offeror, such knowledge or awareness consists only of the actual knowledge or awareness after due inquiry, as of the date of this Agreement, in the case of the Company, of the Senior Executives, and in the case of the Parent or the Offeror, of the senior officers of the Parent and the Offeror, respectively, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.
1.4 Singular, Plural, etc.
In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders. Unless the context otherwise requires, any reference to a “party” herein is a reference to a party hereto. Any references to “including” or “includes” means “including (or includes) without limitation”.
1.5 Deemed Currency
Unless otherwise expressly stated, all references to dollars, “$” or currency herein shall mean U.S. currency.
1.6 Headings, etc.
The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.7 Date for any Action
In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.8 Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
1.9 Attornment
The parties hereby irrevocably and unconditionally consent to and submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
1.10 Incorporation of Schedules
Each of the Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.
Schedule A: Conditions to the Offer
Schedule B: Representations and Warranties of the Parent
Schedule C: Representations and Warranties of the Company
Schedule D: Form of Press Release
ARTICLE 2
THE OFFER
2.1 The Offer
(a)	Subject to the terms and conditions hereof, the Offeror agrees to amend the Original Offer by (i) increasing the price offered per Share to $13.50, (ii) replacing the conditions to the Original Offer with the conditions set out in Schedule A and (iii) extending the expiry time under the Original Offer to 8:00 a.m. (Vancouver time) on November 6, 2006 (the “Amended Expiry Time”). The Offer shall be made, in all material respects, in accordance with all applicable Laws, including Securities Laws, including, without limitation, Regulations 14D and 14E under the Exchange Act.

(b)	The Offeror shall have the right, in its sole discretion, to extend, or further extend, the period during which Shares may be deposited under the Offer (the time at which the Offer, as it may be extended, expires being referred to herein as the “Expiry Time”). If at the Amended Expiry Time all of the conditions set forth in Schedule A hereto are satisfied except for the condition described in paragraph (b) of Schedule A, the Offeror shall extend the period during which Shares may be deposited under the Offer by an additional 10 calendar days after the Amended Expiry Time provided that the consents, approvals, decisions or other actions referred to in such paragraph can, in the reasonable opinion of the Offeror, be obtained within such additional 10 calendar day period. Any such extension shall comply in all material respects with applicable Securities Laws under the Exchange Act.

(c)	Provided that this Agreement has not otherwise been terminated, the Offeror shall notify the Depositary of the variation and extension of the Original Offer pursuant to Section 2.1(a) and mail the Notice of Variation prepared in the English language and French language in accordance with applicable Laws, including the Securities Laws, to each Shareholder and Optionholders as soon as reasonably practicable after the date hereof and, in any event, not later than 11:59 p.m. (Vancouver time) on October , 20, 2006 (such time on such date being referred to herein as the “Latest Mailing Time”). However, if the mailing of the Notice of Variation is delayed by reason of: (i) an injunction or order made by a court or regulatory authority of competent jurisdiction; (ii) the Parent or Offeror not having obtained any regulatory waiver, ruling or order which is necessary to permit the Offeror to make the Offer; (iii) the failure of the Company to provide the Offeror with a list of Shareholders and Optionholders as contemplated in Section 2.6 or (iv) any failure of a condition in Sections 2.2(b), 2.2(c) or 2.2(d) to be satisfied, for which written notice of such failure has been given by the Offeror, then, provided that such injunction or order is being contested or appealed, such regulatory waiver, ruling or order is being actively sought, such list of Shareholders or Optionholders is being actively sought or such failure of such condition to be rectified within five days following notice thereof, as applicable, then the Latest Mailing Time shall be extended for a period ending on the 5th Business Day following the date on which such injunction or order ceases to be in effect or such waiver, ruling or order is obtained, or such list of Shareholders and Optionholders is obtained, or such cure effected, as applicable. The Company and its advisors shall be given an opportunity to review and comment on the Notice of Variation, and any supplements or amendments thereto, prior to its filing or printing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

(d)	As soon as reasonably practicable after the date hereof, the Parent and the Offeror shall file with the SEC an amendment to the Schedule TO with respect to the amendment to the Original Offer pursuant to Section 2.1(a) that will comply, in all material respects, with the provisions of all applicable Securities Laws of the United States and will contain (including as exhibits) or incorporate by reference the Notice of Variation.

(e)	The Offeror agrees to promptly correct the Bid Circular and the Notice of Variation if and to the extent that it shall become false and misleading and to supplement the information contained therein to include any information that shall become necessary, in order to make the statement therein, in light of the circumstances under which they were made, not misleading, and the Offeror shall take all steps necessary to cause the Bid Circular and the Notice of Variation, as so corrected or supplemented, to be filed with all applicable Securities Authorities and disseminated to the Shareholders and Optionholders, to the extent required under applicable Laws, including any Securities Laws. The Parent and the Offeror agree to amend the Schedule TO from time to time in accordance with the requirements of Regulation 14D under the Exchange Act. The Parent and the Offeror shall provide the Company with copies of any written comments and telephone notification of any oral comments that the Parent, the Offeror or their respective counsel receive from any applicable Securities Authority with respect to the Bid Circular and the Notice of Variation or Schedule TO promptly after receipt of such comments. The Parent and the Offeror shall use commercially reasonable efforts to respond to such comments promptly, shall provide the Company with a reasonable opportunity to participate in all communications with any applicable Securities Authority, including meetings and telephone conferences, relating to the Bid Circular, the Notice of Variation or Schedule TO and shall provide the Company copies of any written responses and telephone notification of any verbal responses by the Parent, the Offeror or their respective counsel in respect of such communications.

(f)	The Company acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, provided however, that the Offeror shall not, without the prior written consent of the Company: (i) vary or waive the Minimum Condition described in paragraph (a) of Schedule A hereto; (ii) decrease the consideration per Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration, whether in the form of cash or securities of the Parent or otherwise); (iv) decrease the number of Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer; or (vi) or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to Shareholders.

(g)	The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule A shall have been satisfied or waived, the Offeror shall within the time periods required by applicable Laws take up and pay for all the Shares validly tendered (and not withdrawn) under the Offer and in any event not later than three Business Days following the time at which it becomes entitled to take up such Shares under the Offer pursuant to applicable Laws.
2.2 Conditions Precedent to Amending the Original Offer
The obligation of the Offeror to amend the Original Offer pursuant to Section 2.1(a) is conditional on the prior satisfaction of the following conditions:
(a)	this Agreement shall not have been terminated;

(b)	the Company shall not be in breach of any of its material covenants or agreements contained herein;

(c)	all representations and warranties of the Company contained herein:
(i)	that are qualified by a reference to a Material Adverse Change or materiality shall be true and correct in all respects at the time of the mailing of the Notice of Variation; and

(ii)	that are not qualified by a reference to a Material Adverse Change or materiality shall be true and correct in all material respects at the time of the mailing of the Notice of Variation;
(d)	no Material Adverse Change shall have occurred since the date hereof.

(e)	the Offeror shall have received certificates of the Company, signed by two Senior Executives satisfactory to the Offeror, acting reasonably, dated the date of the making of the Offer, certifying the matters set out in paragraphs (b) and (c) above;

(f)	no circumstance, fact, change, event or occurrence shall exist or have occurred, other than a circumstance, fact, change, event or occurrence caused by the Parent or the Offeror, that would render it impossible or substantially unlikely for one or more of the conditions of the Offer as set out in Schedule A hereto to be satisfied;

(g)	the Offeror shall have received from all applicable Securities Authorities or other regulatory authorities all such waivers, rulings or orders necessary for the mailing of the Notice of Variation;

(h)	the Company shall have either (i) redeemed the Rights or otherwise terminated the Rights Plan with effect no earlier than the Expiry Time, or (ii) deferred the separation of the rights under the Rights Plan and waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Offer with effect immediately prior to the Expiry Time;

(i)	the Company shall not have (i) deferred the separation of the rights under the Rights Plan for the benefit or in respect of any Person other than the Offeror or Millennium and its Affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of any Alternative Transaction other than the Offer or the take-over bid for the Company commenced by an Affiliate of Millennium on October 5, 2006;

(j)	the Board of Directors shall not have withdrawn, changed, modified or qualified its determinations and resolutions referred to in Section 2.3(b) in a manner adverse to the Offeror, and the Board of Directors shall have prepared and approved in final form, authorized for printing and distribution to Shareholders and delivered to the Offeror for mailing with the Notice of Variation, following the filing of the amendments to Schedule TO and Schedule 14D-9 pursuant to the Exchange Act, the Notice of Change in both English and French which contains such recommendation and a copy of the Fairness Opinion;

(k)	the Shareholder Support Agreements shall have been entered into and shall not have been terminated; and

(l)	the Millennium Support Agreement and Millennium Shareholder Support Agreements shall have been terminated.
The foregoing conditions are for the sole benefit of the Offeror and may be waived by it in whole or in part in its sole discretion.
2.3	Board of Directors Recommendation
The Company hereby represents and warrants to and in favour of the Offeror that:
(a)	the Financial Advisor retained by the Company has delivered the Fairness Opinion to the Board of Directors;

(b)	the Board of Directors, after consulting with its Financial Advisor and outside legal advisors, has unanimously:
(i)	determined that the Offer is fair from a financial point of view to all Shareholders (other than the Parent and the Offeror) and that it is in the best interests of the Company;

(ii)	approved this Agreement; and

(iii)	resolved that it will recommend acceptance of the Offer by the Shareholders; and
(c)	after reasonable inquiry, the Company has been advised and reasonably believes that all of the directors and Senior Executives of the Company intend to tender to the Offer all of their Shares, including any Shares issued upon the exercise of all in the money Options held by them.
2.4	Directors’ Circular
The Company shall prepare the Notice of Change and an amendment to Schedule 14D-9 (in the case of the Notice of Change, in both French and English), in accordance with applicable Laws, including applicable Securities Laws. The Notice of Change and amendment to Schedule 14D-9 will set forth (among other things) the recommendation of the Board of Directors as described in section 2.3(b) and include a copy of the Fairness Opinion. The Offeror and its advisors shall be given an opportunity to review and comment on the Notice of Change and amendment to Schedule 14D-9 prior to its filing, recognizing that whether or not such comments are appropriate will be determined by the Board of Directors, acting reasonably. The Notice of Change and amendment to Schedule 14D-9 will be filed by the Company with the applicable Securities Authorities and the Company will use commercially reasonable efforts to cause the Notice of Change to be disseminated to the Shareholders and Optionholders contemporaneously and together with the Notice of Variation. The Notice of Change and amendment to Schedule 14D-9 shall also comply with the applicable rules governing the recommendation or solicitation by the subject company and others set forth in Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act. The Company agrees promptly to correct the Notice of Change and Directors’

Circular if and to the extent that it shall become false and misleading and to supplement the information contained therein to include any information that shall become necessary, in order to make the statements therein not misleading, in light of the circumstances under which they were made and the Company shall take all steps necessary to cause the Notice of Change or the Directors’ Circular as so corrected or supplemented, to be filed with all applicable Securities Authorities and disseminated to the Shareholders and Optionholders, to the extent required by any applicable Law, including applicable Securities Laws. The Company agrees to amend the Schedule 14D-9 from time to time in accordance with the requirements of Rule 14d-9 under the Exchange Act. The Company shall provide the Offeror with copies of any written comments and notification of any oral comments that the Company or its counsel receives from any applicable Securities Authority with respect to the Notice of Change or Schedule 14D-9 promptly after receipt of such comments. The Company shall use its commercially reasonable efforts to respond to such comments promptly, shall provide the Offeror with a reasonable opportunity to participate in all communications with any applicable Securities Authority, including meetings and telephone conferences, relating to the Notice of Change and/or Schedule 14D-9 or any amendment or supplement thereto and shall provide the Offeror copies of any written responses and telephone notification of any verbal responses by the Company or its counsel in respect of such communications.
2.5	Superior Proposals
Notwithstanding Section 2.3:
(a)	the Board of Directors may, subject to compliance with the other provisions of this Section 2.5, withdraw, modify or change any recommendation regarding the Offer or approve, recommend or enter into an agreement in respect of a Superior Proposal, if prior to the expiry of the Offer, a Superior Proposal is received by, or offered or made to, the Company or any member of the Board of Directors, Senior Executive or the Financial Advisor or any agent or representative of the Company or Shareholder, and (i) in the determination of the Board of Directors acting in good faith (after receiving the advice of its financial advisor and outside legal advisors), to refrain from taking such action would be inconsistent with the performance by the Board of Directors of its fiduciary duties under applicable Law, (ii) this Agreement is concurrently terminated pursuant to Section 8.1(f) or 8.1(g), and (iii) the Company has previously, or concurrently will have, paid the Non-Completion Fee to the Parent;

(b)	upon receipt by the Company of (i) any notice, proposal or inquiry that the Board of Directors determines in good faith, could reasonably be expected to lead to, an Alternative Transaction or any amendments thereto, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or a Subsequent Acquisition Transaction, or (ii) any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Alternative Transaction, or (iii) any request for access to the properties, books or records of the Company or any of its Subsidiaries in connection with an Alternative Transaction, the Company shall advise the Offeror thereof by telephone promptly, and shall in any event no later than 24 hours thereafter give notice to the Offeror thereof (including identifying the Person proposing such transaction and the terms and conditions of such transaction and include a copy of any documents received by the Company in respect of such transaction). Prior to providing any non-public information to such Person, the Company will confirm in writing to the Offeror that it has received from such Person an executed confidentiality agreement having terms substantially similar to the Confidentiality Agreement (other than as provided for by the fourth paragraph of the Confidentiality Agreement). The Company will provide or make available to the Offeror copies of any information (if not previously provided to the Offeror) provided to any Person promptly following the provision of such information to such Person and in any event within 24 hours. The Company shall keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction, and the Company shall promptly provide the Offeror copies of any documents relating to such Alternative Transaction forthwith upon receipt thereof;

(c)	if the Board of Directors determines that the Alternative Transaction constitutes a Superior Proposal, the Company shall give the Offeror at least three Business Days advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Offer or to approve or recommend or enter into an agreement in respect of the Superior Proposal and shall negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of this Agreement and the Offer as would enable the Offeror to proceed with the Offer, as amended. Any such adjustments shall be in the discretion of the Offeror at such time. The Board of Directors shall review any proposal by the Offeror to amend the terms of its Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving the advice of its financial and outside legal advisors), whether the Offeror’s proposal to amend the Offer would result in the Alternative Transaction not being a Superior Proposal;

(d)	if any Alternative Transaction is publicly announced or made by a party other than the Company and the Board of Directors determines it is not a Superior Proposal; or the Board of Directors determines that a proposed amendment to the terms of the Offer pursuant to Section 2.5(b) would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Offer, then the Board of Directors shall as soon as practicable reaffirm this Agreement and its recommendation of the Offer by press release and if required under applicable Law, an updated Directors’ Circular. The Offeror and its advisors shall be given an opportunity to review and comment on the press release and updated Directors’ Circular prior to its release or printing, as applicable recognizing that whether or not such comments are appropriate will be determined by the Board of Directors, acting reasonably; and

(e)	the Company acknowledges and agrees that each successive material modification to any Superior Proposal shall require an additional notice by the Company under Section 2.5(c).

2.6	Company Support of the Offer
The Company agrees to take all reasonable actions to cooperate with the Offeror in making the Offer and to support and facilitate the success of the Offer and shall provide such information and assistance as the Offeror or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the Shareholders and to such other Persons as are entitled to receive the Offer under the Securities Laws, including delivering or causing to be delivered to the Offeror: on the date of this Agreement (a) a list (in electronic form or mailing labels, if requested by the Offeror) of all registered holders of Shares and Options, showing the name and address of each holder and the number of Shares or Options, as the case may be, held by each such holder, all as shown on the records of the Company or its transfer agent as of a date as current as reasonably practicable prior to the date of delivery of such lists; and (b) a list of participants in the CDS & Co. and CEDE & Co. book based nominee registration systems in respect of the Company, and a list of any non-objecting beneficial holders of Shares as of a date as current as reasonably practicable prior to the date of the delivery of such lists, and from time to time, at the request of the Offeror, acting reasonably, supplemental lists setting out any changes from the lists referred to in clause (a) and (b), and together with such other information as may be reasonably requested by the Offeror in order to be able to communicate the Offer in accordance with applicable Securities Laws.
2.7	Outstanding Stock Options
Subject to the receipt of any necessary approvals of any applicable Securities Authorities, the Company shall make such amendments to the Stock Option Plans or option agreements thereunder, if any, as may be necessary, and take all such other steps as may be necessary or desirable, to allow all Persons holding Options, who may do so under applicable Laws, to dispose of their outstanding “in-the-money” Options on an accelerated vesting and cashless basis for the purpose of tendering under the Offer all Shares issued in connection with such cashless disposition. The Company shall use reasonable commercial efforts to cause the cancellation, without payment of any consideration therefor, of any “out-of-the-money” Options outstanding pursuant to the Stock Option Plans.
2.8	Subsequent Acquisition Transaction
If, within 120 days after the date of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the outstanding Shares, excluding Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror, the Offeror may, to the extent possible, acquire the remainder of the Shares from those Shareholders who have not accepted the Offer pursuant to the statutory right of acquisition pursuant to Section 206 of the CBCA. The Company agrees that, upon the Offeror taking up and paying for more than 66 2/3% of the outstanding Shares (on a Diluted Basis) under the Offer, it will assist the Offeror in acquiring the balance of the Shares as soon as practicable, but in any event, not later than 120 days after the Expiry Time, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of the Company and the Offeror or an affiliate of the Offeror (a “Subsequent Acquisition Transaction”) for consideration per Share at least equal in value to the consideration paid by the Offeror under the Offer.

2.9	Performance of Offeror
The Parent unconditionally and irrevocably guarantees, and covenants and agrees to be jointly and severally liable with the Offeror for, the due and punctual performance of each and every obligation of the Offeror arising under this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE OFFEROR
3.1	Representations and Warranties
The Parent and the Offeror hereby represent and warrant to the Company as set forth in Schedule B to this Agreement, and acknowledge that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.
3.2	Survival of Representations and Warranties
The representations and warranties of the Parent and the Offeror contained in this Agreement shall remain in effect during the term of this Agreement, and shall expire upon the completion or expiration of the Offer or the termination of this Agreement for any reason.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1	Representations and Warranties
The Company hereby represents and warrants to the Parent and the Offeror as set forth in Schedule C to this Agreement, and acknowledges that the Parent and the Offeror are relying upon such representations and warranties in connection with the entering into of this Agreement.
4.2	Survival of Representations and Warranties
The representations and warranties of the Company contained in this Agreement shall remain in effect during the term of this Agreement, and shall expire upon the completion or expiration of the Offer or the termination of this Agreement for any reason. No investigations made by or on behalf of Parent or the Offeror or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Company herein or pursuant hereto.
ARTICLE 5
CONDUCT OF BUSINESS
5.1	Conduct of Business by the Company
The Company (which term for the purposes of this Section 5.1 includes each of its Subsidiaries) covenants and agrees that, during the period from the date of this Agreement until this Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by this Agreement or set out in the Company Disclosure Letter:

(a)	the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice and in compliance with applicable Laws. The Company shall use all reasonable efforts to maintain and preserve its business organization and goodwill and assets, to continue to diligently prosecute its clinical trials according to its current schedule and budget (other than as disclosed in the Company Disclosure Letter), to keep available the services of its officers and Employees and to maintain satisfactory relationships with its suppliers, service providers, distributors, customers and others having business relationships with the Company, and shall not, other than as disclosed in the Company Disclosure Letter, make any material change in the business, assets, liabilities, operations, capital or affairs of the Company, in particular, with respect to the prosecution, budget, nature, progress or reporting with respect to its clinical trials except as required by applicable laws;
(b)	the Company shall not directly or indirectly do or permit to occur any of the following:
(i)	amend the Company Governing Documents;

(ii)	declare, pay or set aside for payment any dividend or other distribution of any kind (whether in cash, shares, property or otherwise) in respect of Shares or other securities owned by any Person;

(iii)	issue, sell or pledge or agree to issue, sell or pledge any Shares or other securities of the Company, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Shares, other than Shares issuable pursuant to the terms of the Options outstanding on the date hereof, as previously disclosed in the Company Reports;

(iv)	redeem, purchase or otherwise acquire any of its outstanding Shares or other securities;

(v)	split, combine or reclassify any of its Shares;

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company;

(vii)	reduce the stated capital of the Company;

(viii)	reorganize, amalgamate or merge the Company with any other Person; or

(ix)	enter into or modify any Contract to do any of the foregoing;

(x)	sell, pledge, lease, dispose of or grant any Encumbrance over or in respect of any of its assets, except in the ordinary course of business (subject to a maximum value of $100,000 per individual asset and an aggregate maximum value of all assets of $500,000);

(xi)	except for planned acquisitions or investments as previously disclosed acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof or make any investment either by purchase of shares or securities, contribution of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person or division thereof, except for purchases of inventory or equipment or short term debt securities in the ordinary course of business consistent with past practice;

(xii)	incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for or agree to indemnify the obligations of any other Person (other than in respect of the Company or one of its Subsidiaries) or make any loans or advances, except in the ordinary course of business;

(xiii)	except for planned expenditures as previously disclosed, expend or commit to expend any amounts with respect to capital expenses except in the ordinary course of business (subject to a maximum of $250,000 per expenditure and an aggregate maximum of all expenditures of $500,000);

(xiv)	except as previously disclosed, discharge or satisfy any material Claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or of liabilities incurred since March 31, 2006 in the ordinary course of business;

(xv)	except as previously disclosed, waive, release, relinquish, license, lease, grant or transfer any rights of material value, except in the ordinary course of business, or modify, amend or change in any material respect any existing Material Contract or any material Permit;

(xvi)	except as previously disclosed, enter into or renew any Contract (i) containing (A) any limitation or restriction on the ability of the Company or, following completion of the transactions contemplated hereby, the ability of the Parent or its Subsidiaries, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or, following consummation of the transactions contemplated hereby, all or any portion of the business of Parent or its Subsidiaries, is or would be conducted, or (C) any limit or restriction on the ability of or, following completion of the transactions contemplated hereby, the ability of the Parent or its Subsidiaries, to solicit customers or employees, (ii) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement, or (iii) that involves or would reasonably be expected to involve payments in excess of $500,000 in the aggregate over the term of the contract and that is not terminable within 30 calendar days of the Take-Up Date without payment by the Parent or its Subsidiaries except with respect to the Company’s current premises lease that expires on January 31, 2007;

(xvii)	commence or settle any litigation, proceeding, Claim, action, assessment, or investigation involving the Company before any Governmental Authority other than claims settled in the ordinary course of business, consistent with past practice that involves solely monetary damages not in excess of $100,000 individually and $500,000 in the aggregate; or

(xviii)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing.
Notwithstanding any provision to the contrary in this Section 5.1(b), from time to time after November 6, 2006, the Company may issue debt or equity securities to raise money for its working capital needs and enter into agreements in connection therewith, provided that the amount of such financing does not exceed (i) $15 million in the aggregate for any financing or financings completed prior to November 15, 2006 or (ii) $30 million in the aggregate; and provided, further, however, that any such capital raising transaction or transactions are on an arm’s-length basis with the majority of the funds provided by an unaffiliated third-party;

(c)	the Company shall use its reasonable efforts to cause the current insurance (or re insurance) policies of the Company to remain in force and not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	the Company shall not increase any coverage or premiums under any directors’ and officers’ insurance policy or implement or enter into any new policy (other than a renewal of existing policies), except as contemplated by Section 6.7;

(e)	the Company shall not take any action or omit to take any action that would render, or that reasonably may be expected to render any representation or warranty made by it in this Agreement misleading or untrue in any material respect and not take any action or omit to take any action which would cause, or which reasonably may be expected to cause, any condition of the Offer not to be satisfied;

(f)	the Company shall not create any new Officer Obligations, and the Company shall not grant to any officer, director or Employee an increase in compensation in any form (including any bonuses or salary increases), make any loan to any officer, director or Employee, take any action with respect to the grant of any severance, retention or termination remuneration arising from the Offer or a change of control of the Company, enter into or modify any employment agreement with any officer, director or Employee or otherwise hire or engage any new Employee with a salary or potential annual compensation in excess of $100,000 (other than new consultants whose contracts can be terminated on 30 days notice at an aggregate cost of not more than $500,000) or enter into any other agreement with respect to any increase of benefits payable under its current severance, retention or termination remuneration or any other policies, except (i) pursuant to existing arrangements as previously disclosed, or (ii) to give effect to practices regarding employee wages and benefits in the normal course consistent with past practices;

(g)	the Company shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws, including corporate Laws and Securities Laws;

(h)	the Company shall not adopt, amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or make any contribution to any bonus, profit sharing, Stock Option Plans or any stock option thereunder, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of Employees, except (i) as contemplated in this Agreement, (ii) as is necessary to comply with Laws, or (iii) with respect to existing provisions of any such plans, agreements, programs or arrangements as previously disclosed;

(i)	the Company shall:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it;

(iii)	not make or rescind any material election relating to Taxes;

(iv)	not make a request for a tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(vi)	not change any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income Tax Return for its tax year most recently ended, except as may required by applicable Laws.
ARTICLE 6
COVENANTS OF THE COMPANY
6.1	Notice of Material Change
From the date hereof and until the termination of this Agreement, the Company shall promptly notify the Offeror in writing of:

(a)	the occurrence of or impending or anticipated occurrence of any Material Adverse Change;

(b)	any facts or circumstances which would cause the Company’s representations and warranties set forth in this Agreement to be misleading or untrue in any material respect or which would lead to the breach in any respect of any of the Company’s material covenants or obligations set forth in this Agreement; or

(c)	any governmental or third party complaints, investigations or hearings which could be material and adverse to the business, operation, or financial condition of the Company (on a consolidated basis) or communications indicating that the same may be threatened or contemplated.
6.2	Non-Completion Fee
(a)	The Company shall pay to the Parent as liquidated damages for the Parent’s and the Offeror’s rights under this Agreement the sum of $19.5 million (the “Non-Completion Fee”) if:
(i)	this Agreement is terminated in the circumstances set out in Section 8.1(d), 8.1(e), 8.1(f) or 8.1(g);

(ii)	this Agreement is terminated pursuant to Section 8.1(h) as a result of the Company being in default of any of its covenants or obligations contained in Section 6.3 of this Agreement;

(iii)	the Board of Directors fails to disseminate or file the Notice of Change or the amendment to Schedule 14D-9, or any further amendment thereto, in accordance with Section 2.4; or

(iv)	(A) prior to the termination of this Agreement, an Alternative Transaction is publicly announced; (B) an Alternative Transaction is consummated during the period commencing on the date hereof and ending 12 months following the termination of this Agreement, or the Board of Directors approves or recommends an Alternative Transaction during such 12 month period and such Alternative Transaction is subsequently consummated at any time thereafter, or the Company enters into a definitive agreement with respect to an Alternative Transaction during such 12 month period and such Alternative Transaction is subsequently consummated at any time thereafter, and (C) the Effective Time has not occurred.
For greater certainty, the Company shall not be obligated to make more than one payment under this Section 6.2 if one or more of the events specified herein occurs.

(b)	Payment of the Non-Completion Fee shall be due: (i) forthwith (and in any event within 5 Business Days) following the termination of this Agreement, but prior to or concurrently with termination in the case of a termination pursuant to Section 8.1(f); and (ii) in the case of the circumstances specified in Section 6.2(a)(iv), prior to or concurrently with the consummation of the Alternative Transaction. Such payments shall be made in immediately available funds to an account designated by the payee.

(c)	The Company acknowledges that the amount set out in Section 6.2(a) in respect of the Non-Completion Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Parent and the Offeror will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.
6.3	Non-Solicitation
(a)	The Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any third parties or any agent or representative thereof, conducted by or on behalf of the Company before the date of this Agreement with respect to any Alternative Transaction, and shall as soon as practicable request the return or destruction of all confidential information previously provided to any other person in connection therewith (subject to the right of the recipient to retain a copy solely for archival or compliance purposes pursuant to the terms of any confidentiality between the Company and such party), except as contemplated by Section 2.5(b). The Company agrees not to release or permit the release of any third party from any confidentiality or standstill obligation set forth in any agreement with the Company to which such third party is a party or bound; it being understood however that such standstill obligation (i) may, in some circumstances be terminated unilaterally by the third party in accordance with the terms of the applicable confidentiality agreement and (ii) may be terminated by the Company in order to permit the implementation of a Superior Proposal where the Board of Directors determines that such third party has made or is reasonably likely to make a Superior Proposal.

(b)	The Company and its Subsidiaries shall not, and shall instruct and direct and use reasonable efforts to cause their respective Employees, financial advisors, counsel or other representatives or agents, directly or indirectly, not to:
(i)	solicit, initiate or encourage any Alternative Transaction;

(ii)	participate in any discussions or negotiations with any Person (other than the Offeror, the Parent, their Affiliates and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction;

(iii)	permit access to the Company’s electronic data room or provide any confidential information relating to the Company or its Subsidiaries to any Person in connection with any Alternative Transaction; or

(iv)	otherwise co-operate in any way with any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that the Company shall not be bound by the foregoing restrictions in paragraphs (ii), (iii) and (iv) of this Section 6.3(b) in respect of any proposal that could reasonably be expected to lead to (in the determination of the Board of Directors) a Superior Proposal received by the Company from another Person, provided it was not solicited by the Company, any Subsidiary of the Company, or any of their respective Employees, financial advisors, counsel or other representatives or agents after the date hereof provided the Company complies with the requirements of Section 2.5.
6.4	Board of Directors of the Company
Immediately following the acquisition pursuant to the Offer by the Offeror of at least such number of Shares as represents a majority of the then outstanding Shares, and from time to time thereafter, the Company shall co-operate with the Offeror and upon request, use reasonable efforts subject to the provisions of the CBCA, to (i) secure the resignations of such number of Company directors as may be required to enable the Offeror’s designees to be elected or appointed to the Board of Directors, such representation to be effective at such time as may be required by the Offeror, to cause the election or appointment of the Offeror’s nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting, and (ii) expand the size of the Board of Directors.
6.5	Pre-Acquisition Reorganization
Upon request by the Offeror, the Company shall (i) effect such reorganizations of its business, operations and assets or such other transactions as the Offeror may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre- Acquisition Reorganizations are not prejudicial to the Company in any material respect, do not result in any breach by the Company of any of its covenants, representations or warranties under this Agreement (unless the Offeror has waived such breach in respect of such request) and is not materially prejudicial to the Shareholders. The Offeror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Expiry Time. Upon receipt of such notice, the Offeror and the Company shall work co operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. The completion of any such Pre-Acquisition Reorganization shall be effected immediately prior to any take-up by the Offeror of Shares tendered to the Offer.
6.6	Accuracy of Representations
The Parent and the Offeror covenant and agree that the Parent and the Offeror, respectively, shall not take any action, or fail to take any action, within its control which would result in any representation and warranty set out in Article 3 being untrue in any material respect at any time while the Offer is outstanding.

6.7 Directors’ and Officers’ Insurance
From and after the Effective Time, the Offeror agrees that for the period from the Expiry Time until six years after the Expiry Time, the Offeror will cause the Company or any successor to the Company to use commercially reasonable efforts to maintain (subject to the limitation below) the Company’s current directors’ and officers’ insurance policy or a policy reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company and its Subsidiaries, covering claims made prior to or within six years after the Expiry Time or, alternatively, the Parent shall cause the Company to, or the Company may, purchase as an extension to the Company’s current insurance policies, prepaid non-cancellable run-off directors’ and officers’ liability insurance providing such coverage for such Persons on terms comparable to those contained in the Company’s current insurance policies, in either case, provided that the aggregate cost of such run-off policy shall not be greater than 300% of the annual premium under the Company’s current insurance policy. From and after the Effective Time, the Offeror shall, and shall cause the Company (or its successor), to, indemnify the current and former directors and officers of the Company and its Subsidiaries to the fullest extent to which the Company is permitted to indemnify such officers and directors under its charter, by-laws, existing contracts of indemnity and under applicable Law.
6.8 Employment Arrangements
Following the Effective Time, Parent and the Offeror shall cause the Company and its successors to honour obligations of the Company to pay to each Employee amounts payable to such Employee based on arrangements in place prior to August 31, 2006.
ARTICLE 7
MUTUAL COVENANTS
7.1 Additional Agreements and Filings
Subject to the terms and conditions herein provided, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to co-operate with each other in connection with the foregoing, including using reasonable efforts:
(a)	to obtain all necessary waivers, consents and approvals from other parties to the Material Contracts identified in the Company Disclosure Letter;

(b)	to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law;

(c)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)	to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated herein; and

(f)	to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.
7.2 Filings
(a)	Other than to the extent any Laws expressly require the Company or any of its Subsidiaries to obtain any consent, clearance or approval of any Governmental Authority or to make any filing with any Governmental Authority, the Offeror shall be solely responsible for making all such filings and otherwise pursuing all required consents, clearances and approvals from Governmental Authorities which are required to consummate the transactions contemplated by this Agreement and shall advise the Company of any filings or notices made or other communications given or received in connection with such consents, clearances and approvals.
(b)	All filing fees required in connection with the notification of the transactions contemplated by this Agreement or the application for or prosecution of any consent, clearance, approval, authorization, registration, filing or submission in accordance with this Section 7.2 shall be borne by the Offeror. Unless otherwise provided, all other fees, expenses and disbursements (including the costs of preparation of any such filings and fees and expenses of legal counsel) incurred in connection with the matters referred to in this Section 7.2 shall be borne by the Offeror if incurred by or on its behalf or on the behalf of the Parent, and by the Company if incurred by or on behalf of the Company.
(c)	Each of the Offeror and the Company shall promptly notify the other if at any time before the Expiry Time it becomes aware that the Bid Circular, Notice of Variation, the Directors’ Circular, Notice of Change, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Bid Circular, Notice of Variation, the Directors’ Circular, Notice of Change, such application, registration, consent, circular, approval or filing, and the Offeror and the Company shall co-operate in the preparation of any amendment or supplement to the Bid Circular, Notice of Variation, the Directors’ Circular, Notice of Change, application, registration, consent, circular, approval or filing, as required.

7.3 Access to Information
Subject to the Confidentiality Agreement, the Company shall afford the Offeror’s officers, employees, counsel, accountants and other authorized representatives and advisers reasonable access, during normal business hours and at such other time or times as the Offeror may reasonably request from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, the Company shall furnish promptly to the Offeror in writing all information concerning its business, properties and personnel as the Offeror or its representatives may reasonably request. The Company agrees to provide its reasonable cooperation to the Parent in connection with the preparation of, and provide reasonable access to its books and records in connection with, (i) any disclosure document relating to any financing undertaken or proposed to be undertaken by the Parent, or (ii) any filing made by the Parent with any applicable Securities Authorities. The Company further agrees to assist the Offeror in all reasonable ways in any investigations which it may wish to conduct. Any investigation by the Offeror and its representatives after the date of this Agreement shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.
7.4 Privacy Issues
(a)	For the purposes of this Section 7.4 following definitions shall apply:
(i)	“Applicable Law” means, in relation to any person, transaction or event, all applicable provisions of laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions and terms and conditions of any grant of approval, permission, authorities or license of any Authorized Authority by which such person is bound or having application to the transaction or event in question, including Applicable Privacy Laws.

(ii)	“Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (British Columbia).

(iii)	“Authorized Authority” means, in relation to any person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, courts central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event.

(iv)	“party” means the Company, the Parent or the Offeror, as applicable, and “parties” means any of them.

(v)	“Personal Information” means information about an individual transferred to the Parent or the Offeror by the Company in accordance with this Agreement and/or as a condition of the Offer.
(b)	The parties hereto acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)	No party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated in this Agreement.

(d)	Each party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated in this Agreement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated in this Agreement.

(e)	Each party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)	Each party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the parties’ obligations hereunder. Each party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the transactions contemplated by this Agreement.

(g)	Each party shall promptly notify the other party to this Agreement of all inquiries, complaints, requests for access, and claims of which the party is made aware in connection with the Disclosed Personal Information. The parties shall fully cooperate with one another, with the persons to whom the Personal Information relates, and any Authorized Authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)	Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either party, the counterparty shall forthwith cease all use of the Personal Information acquired by the counterparty in connection with this Agreement and will return to the party or, at the party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination
This Agreement may be terminated by written notice given to the other party, at any time prior to completion of the transactions contemplated hereby:
(a)	by mutual written consent of the Company and the Parent;

(b)	by the Company, if the Take-up Date has not occurred by December 22, 2006 (the “Offer Deadline”);

(c)	by the Offeror, if any condition of the Offer set forth in Schedule A is not satisfied or waived by the Expiry Time;

(d)	by the Offeror if: (i) the Board of Directors of the Company or any committee thereof withdraws, modifies or changes its recommendation in favour of the Offer; or (ii) the Board of Directors or any committee thereof approves or recommends acceptance of an Alternative Transaction;

(e)	by the Offeror, if the Board of Directors or any committee thereof fails to publicly affirm its approval or recommendation of the Offer within three Business Days of any written request to do so from the Offeror;

(f)	by the Company, if the Company, having complied with the requirements of Section 2.5 and provided that the Company has not breached any of its covenants, agreements or obligations in this Agreement, proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has previously or concurrently will have paid the Parent the Non-Completion Fee;

(g)	by either the Offeror or the Company, if the Offeror has been notified in writing by the Company of an Alternative Transaction in accordance with Section 2.5 and: (i) the Offeror does not amend the Offer within the time contemplated for providing the notice under Section 2.5(c); or (ii) the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after the lapse of such period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Offer of the Offeror;

(h)	by the Offeror, if there has been a breach or non-performance by the Company of a material obligation or covenant contained in this Agreement or if any representation or warranty of the Company contained in this Agreement is or has become untrue or incorrect after the date hereof such that the condition contained in paragraph (e) or (f) of Schedule A would not be satisfied and such breach, nonperformance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach from the Offeror, and the Expiry Time (or any extension of the Expiry Time made within such 30 day period);

(i)	by the Company, if there has been a material breach or material non-performance by the Parent or the Offeror of an obligation or covenant contained in this Agreement or if any representation or warranty of the Parent or the Offeror contained in this Agreement is or has become untrue or incorrect in any material respect after the date hereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach from the Company, and the Expiry Time (or any extension of the Expiry Time made within such 30 day period);

(j)	by the Offeror, any time on or prior to the Latest Mailing Time, if any condition to making the Offer is not satisfied or waived by such date other than as a result of the Parent’s or the Offeror’s default hereunder; or

(k)	by the Company, if the Offeror does not mail the Notice of Variation within the time prescribed by Section 2.1 or if the Offer does not comply with the provisions hereof in any material respect.
8.2 Effect of Termination
In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect, and there shall be no obligation on the part of the Parent, the Offeror or the Company hereunder except as set forth in Article 1, Section 6.2, Section 7.4, Section 9.7 and this Section 8.2, which provisions shall survive the termination of this Agreement. In the case of termination, nothing herein shall relieve any party from liability for any breach of any covenant, agreement, representation or warranty under this Agreement. For greater certainty, the compensation or damages to be paid to the Parent pursuant to Section 6.2 is the Parent’s sole remedy in compensation or damages for a breach of the Agreement relating to the matters described in Sections 2.5, 6.2 and 6.3; provided, however, that nothing contained in this Section 8.2, and no payment of an amount under Section 6.2, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.
8.3 Amendment
This Agreement may be amended by mutual agreement in writing between the parties.

8.4 Waiver
Each of the Parent and the Offeror, on the one hand, and the Company, on the other hand, may:
(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with the other’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 9
GENERAL PROVISIONS
9.1 Disclosure
Except as expressly contemplated herein or as required by applicable Laws or by any Governmental Authority or Securities Authority, no party shall make any press release or filing with any Securities Authority with respect to this Agreement or the transactions contemplated herein without consulting with the other party; provided that any subsequent disclosure of information included in any previously consulted upon press release or filing shall not require further consultation with the other party. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated herein. The parties hereby agree to the dissemination of the press releases attached as Schedule D hereto as soon as practicable after the execution hereof.
9.2 Notices
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and shall be given by personal delivery, email, facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day) and if sent by email or facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.
The address for service for each of the parties hereto shall be as follows:
(a)	if to the Company:

200 – 20353 64th Avenue Langley, British Columbia V2Y 1N5

Attention: Chairman and Interim Chief Executive Officer

Fax No.: (604) 530-0976 Email: kgalbraith@gighaconsulting.com with a copy to but not as notice to:

Farris, Vaughan, Wills & Murphy LLP 25th Floor 700 West Georgia Street Vancouver, British Columbia V7Y 1B3

Attention: R. Hector MacKay-Dunn, Q.C.

Fax No.: (604) 661-9349 Email: hmackay-dunn@farris.com

and to:

Dorsey & Whitney LLP 1605 – 777 Dunsmuir Street Vancouver, British Columbia V7Y 1K4

Attention: Daniel M. Miller

Fax No.: (604) 687-8504 Email: miller.dan@dorsey.com

(b)	if to the Parent or Offeror:

500 Kendall Street Cambridge, Massachusetts 02142

Attention: Chief Legal Officer and Executive Vice President, Legal and Corporate Development

Fax No.: (617) 768-9594 Email: peter.wirth@genzyme.com

with a copy to but not as notice to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110

Attention: Paul Kinsella

Fax No.: (617) 951-7050 Email: paul.kinsella@ropesgray.com

and to:

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario M5X 1B8

Attention: Clay Horner

Fax No.: (416) 862-6666 Email: chorner@osler.com
9.3 Entire Agreement
This Agreement and the Confidentiality Agreement (other than the fourth paragraph of the Confidentiality Agreement, which terminates concurrently herewith) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
9.4 Enurement
This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.
9.5 Third Parties
This Agreement shall not be interpreted or construed to give any other Person any right or recourse whatsoever against the parties hereto, provided however that Section 6.7 is intended for the benefit of the directors and officers of the Company and Section 6.8 is intended for the benefit of Employees who are to receive the payments referred to in Section 6.8, and such Sections will be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Company Beneficiaries”) and the Company and any successors to the Company (including any surviving entity) will hold the rights and benefits of Sections 6.7, 6.8 and Section 9.5 in trust for and on behalf of the Company Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performances of such covenants on behalf of the Company Beneficiaries and such rights are in addition to, and not in substitution for, any other rights that any the Company Beneficiary may have by contract or otherwise, provided however that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of Sections 6.7, 6.8 or Section 9.5 prior to the Effective Date.
9.6 Assignment
Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior express written consent of the other parties. Notwithstanding the foregoing provisions of this

Section 9.6, the Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of the Parent, provided that any such assignment will have no material adverse tax or other effects to the Company or the holders of Shares, and provided further that if such assignment takes place, the Parent shall continue to be liable to the Company for any default in performance by the assignee.
9.7 Expenses
Except as provided in Sections 6.2 and 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee, cost or expense, whether or not the Offer is consummated.
9.8 Severability
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.9 Counterpart Execution
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement effective as of the date hereof.

IN WITNESS WHEREOF, each of the Company and the Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANORMED INC.
By:
	Name:	Kenneth Galbraith
	Title:	Chairman and Interim CEO

GENZYME CORPORATION
By:
	Name:	Peter Wirth
	Title:	Chief Legal Officer and Executive Vice President, Legal and Corporate Development

DEMATAL CORP.
By:
	Name:	Peter Wirth
	Title:	Secretary and Director

SCHEDULE A
CONDITIONS OF THE OFFER
The Offeror will have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, the Shares deposited under the Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the relevant Expiry Time:
(a)	there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of Shares which, together with any Shares directly or indirectly owned by the Offeror or its Affiliates, represents at least 66 2/3% of the issued and outstanding Shares calculated on a Diluted Basis;

(b)	all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities) that are necessary in connection with the Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws shall have expired or been terminated;

(c)	no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign Governmental Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of Law; and no Law, regulation or policy shall have been proposed by or before any Governmental Authority, enacted, promulgated or applied:
(A)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

(B)	which, if the Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would materially and adversely affect the ability of the Offeror to effect a Subsequent Acquisition Transaction;
(d)	there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offeror;

(e)	the Company shall not have breached or failed to perform a material obligation or covenant set forth in this Agreement that would result in or cause a Material Adverse Effect;

(f)	each of the representations and warranties of the Company set out in this Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to be at or as of an earlier time) in all respects except, if qualified by reference to a Material Adverse Change, to the extent of such qualification, and, except for all untrue or incorrect representations and warranties not qualified by reference to a Material Adverse Change, which individually or in the aggregate (and disregarding for this purpose any other qualifications based on materiality contained within such representations and warranties) would not result in or cause a Material Adverse Effect;

(g)	the Offeror shall have received, immediately prior to the Expiry Time, a certificate of the Company, signed by two senior officers satisfactory to the Offeror, acting reasonably, certifying the matters set out in paragraphs (e) and (f), after due inquiry;

(h)	the Shareholder Support Agreements shall not have been terminated;

(i)	there shall not have occurred any Material Adverse Change since the date of this Agreement;

(j)	the Company shall have: (i) deferred the separation of the rights under the Rights Plan; and (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Offer;

(k)	the Company shall not have (i) deferred the separation of the rights under the Rights Plan for any Person other than the Offeror or Millennium and its Affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of an Alternative Transaction other than the Offer or the take-over bid for the Company commenced by an Affiliate of Millennium on October 5, 2006;

(l)	the Board of Directors shall not have withdrawn any recommendation made by it that Shareholders accept the Offer or issued a recommendation or communication that has substantially the same effect as such withdrawal;

(m)	the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Support Agreement; and

(n)	all of the necessary waivers, consents and approvals from other parties to the Material Contracts shall have been obtained, on terms satisfactory to the Offeror.
The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror at any time.
Except for the condition in paragraph (a) above (which may be varied or waived only with the prior written consent of the Company), the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.

A-2

The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

A-3

SCHEDULE B
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE OFFEROR
1. Organization and Qualification
The Parent is a corporation duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts. The Offeror is an unlimited company duly incorporated and is validly existing as an unlimited company in good standing under the laws of the Province of Nova Scotia. Each of the Parent and the Offeror has the requisite corporate power and authority to own the assets it currently owns and to carry on its business as it is now being conducted.
2. Authority Relative to this Agreement
Each of the Parent and the Offeror has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of the Parent and the Offeror of the transactions contemplated hereby have been duly authorized by its respective board of directors, and no other corporate proceedings to be completed or consent to be obtained by the Parent or the Offeror are or will be necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Offeror and constitutes the legal, valid and binding obligation of each of the Parent and the Offeror enforceable against each of them in accordance with its terms, subject to bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.
3. No Violations
(a)	None of the execution and delivery of this Agreement by the Parent or the Offeror, the consummation by the Parent or the Offeror of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will:
(i)	violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of:
(A)	the certificate of incorporation or by-laws of the Parent or the Offeror or their equivalent organizational or constitutional documents; or

(B)	any material contract to which the Offeror, the Parent or any of the Parent’s Subsidiaries is a party; or
(ii)	subject to compliance with the Laws referred to in Section 3(b) below, violate any judgment, ruling, order, writ, injunction, award, decree,

statute, ordinance, rule or regulation applicable to the Offeror, the Parent or any of the Parent’s Subsidiaries.
(b)	Other than in connection with or in compliance with the provisions of applicable Securities Laws, any applicable requirements of the HSR Act or any other applicable foreign antitrust, competition or merger control laws and as otherwise contemplated herein, (i) there is no legal impediment to the Parent’s or the Offeror’s consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration by the Parent or the Offeror with, or authorization, consent or approval of, any domestic or foreign public body or authority need be obtained by the Parent or the Offeror in connection with the making or the consummation of the Offer.
4. Funds Available
Parent has available, and will have available through the expiration of the Offer or the earlier termination hereof, the funds required to effect payment in full for the Shares to be acquired pursuant to the Offer, and will make such funds available to the Offeror.
5. Knowledge
As of the date of this Agreement, neither the Parent nor the Offeror has knowledge of any fact or circumstance relating to the Parent or the Offeror that would adversely affect the Offeror’s ability to make or consummate the Offer hereunder.
6. Shareholdings of Offeror
Neither the Parent nor the Offeror beneficially own, or have control or direction over, any Shares.

B-2

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
1. Organization and Qualification
Each of the Company and its Subsidiaries is a corporation duly continued, incorporated, or amalgamated, and organized and validly existing under the laws of its jurisdiction of continuance, incorporation or organization, has the requisite corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted, and is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties (owned or leased), or the nature of its activities make such registration necessary, except for failures to be so registered or in good standing which would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Change. The copies of the Company Governing Documents contained in the Data Room Information are accurate and complete as of the date hereof and have not been amended or superseded, and the Company has not taken any action to amend or supersede such documents.
2. Subsidiaries
Except as previously disclosed, the Company does not have any Subsidiaries nor an equity interest that is greater than 5% in any Person. The Company’s ownership interest in each of its Subsidiaries and each Person in which the Company’s equity interest is greater than 5% has been previously disclosed. Except as previously disclosed, all of the outstanding shares in the capital of each of the Subsidiaries of the Company are (a) owned by the Company (or another of its Subsidiaries), (b) validly issued as fully-paid and non-assessable shares, (c) free and clear of all Encumbrances, and (d) free of other restrictions, including any restriction on the right to vote, sell or otherwise dispose of such shares, except for transfer restrictions imposed under applicable Securities Laws.
3. Authority Relative to this Agreement
The Company has the requisite corporate power and authority to enter into this Agreement and to perform and carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.
4. No Violations
(a)	Except as set out in the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the completion of the transactions contemplated hereby or the fulfilment and compliance by the Company with any of the terms and provisions hereof will:

(i)	violate, conflict with, or result in breach of any provision of, result in the creation of any Encumbrance upon any of the Company’s assets or the assets of any of its Subsidiaries, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), result in a right of termination, acceleration, amendment, penalty, “change of control” payment or other payment obligation or a right of purchase or sale or a right of first refusal or under any of the terms, conditions or provisions of:
(A)	the Company Governing Documents, or

(B)	any Material Contract or material Permit to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound or which the Company or any of its Subsidiaries requires to conduct their respective businesses; or
(ii)	subject to compliance with applicable Securities Laws, violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries.
(b)	Other than in connection with or in compliance with the Securities Laws, any applicable requirements of the HSR Act or any other applicable foreign antitrust, competition or merger control laws, and except as previously disclosed:
(i)	there is no legal impediment to the Company’s consummation of the transactions contemplated by this Agreement; and

(ii)	no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary by the Company or any of its Subsidiaries in connection with the performance of the Company’s obligations hereunder, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Change.
5. Capitalization
(a)	The authorized share capital of the Company consists of (i) an unlimited number of Shares, of which, as at the date hereof, 42,124,034 Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company, and (ii) an unlimited number of preferred shares, of which none have been issued or are outstanding. As at the date hereof, there are outstanding Options issued under the Stock Option Plans to purchase an aggregate of 2,261,871 Shares.

(b)	Except for the Rights Plan, the Stock Options Plan and the ESPP, all as previously disclosed, there are no options, rights, warrants or other Contracts of any character whatsoever requiring the issuance, sale or transfer by the Company or any Subsidiary of the Company of any securities of the Company or such

Subsidiary (including Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Company or such Subsidiary (including Shares). No Shareholder is entitled to any pre-emptive or similar right granted by the Company or any of its Subsidiaries to acquire any Shares or other securities of the Company or any of its Subsidiaries.

(c)	A list of all of the holders of all outstanding Options, the number of Options held by each of them, and the exercise prices and expiration date of each grant to such holders has been previously disclosed. All options have been duly and validly approved and issued in accordance with all applicable Laws and the Plans and all Shares issuable upon exercise of outstanding Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and nonassessable.

(d)	All grants of share-based payments have been properly approved by the Board of Directors or its delegated representatives, and such delegation of the authority to grant share-based payments is within the Board’s of Director’s legal rights.

(e)	Since April 1, 2001, all share-based payments made by the Company and approved through the use of a unanimous written consent resolution were substantively approved by the appropriate authorized party on or before the measurement date or grant date used for accounting purposes under APB Opinion No. 25, Statement of Financial Accounting Standards No. 123, or Statement of Financial Accounting Standards No. 123(R), as appropriate. Dates indicated on all unanimous written consent resolutions represent the date the appropriate authorized party agreed to the corporate action indicated by the unanimous written consent resolutions.

(f)	The Company has properly determined the appropriate grant dates or measurement dates for all share-based payments in accordance with APB Opinion No. 25, Statement of Financial Accounting Standards No. 123, or Statement of Financial Accounting Standards No. 123(R), as applicable and has recognized compensation cost, as well as liabilities for income taxes, payroll taxes, minimum tax withholding obligations, penalties and interest, as appropriate, under the applicable accounting standards.

(g)	The estimation methods and assumptions used in accounting for the Company’s share-based payments are in accordance with APB Opinion No. 25, Statement of Financial Accounting Standards No. 123, or Statement of Financial Accounting Standards No. 123(R), as applicable. Fair value and intrinsic value measurements under the foregoing literature are based on the grant date or measurement date share price as specified therein. The assumptions used in fair value measurements made in accordance with Statement of Financial Accounting Standards No. 123, or Statement of Financial Accounting Standards No. 123(R), represent the Company’s estimates as of the measurement date of expectations of future conditions.

6. Company Reports
Documents or information filed by the Company under applicable Securities Laws since and including March 31, 2001 to and including the date hereof (collectively, the “Company Reports”), as of their respective dates, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made; and (b) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change reports with the Securities Authorities which at the date hereof remains confidential.
7. Financial Statements
The Financial Statements were, and all financial statements which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Time will be, prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior periods, comply as to form in all material respects with the published rules and regulations of the Securities Authorities, fairly and accurately present the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and its Subsidiaries on a consolidated basis as at the respective dates indicated thereon and the revenues, earnings and results of operations of the Company and its Subsidiaries on a consolidated basis for the respective specified period covered thereby, except:
(a)	as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent accountants; or

(b)	in the case of unaudited interim financial statements, subject to normal year end adjustments that will not be material in amount or effect and the fact such financial statements may not include notes or may be condensed or summary statements.
8. Undisclosed Liabilities
The Company and its Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent, determined, determinable or otherwise) except:
(a)	liabilities disclosed, reflected or provided for in the Financial Statements;

(b)	liabilities and obligations as previously disclosed; and

(c)	liabilities and obligations incurred in the ordinary course of business consistent with past practice and attributable to the period since March 31, 2006.
9. Books and Records
(a)	The books and records and accounts of the Company and its Subsidiaries: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately reflect the transactions and dispositions of the assets of the Company and its Subsidiaries;

and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company, in each case, in all material respects.

(b)	The Company (A) has established and maintains disclosure controls and procedures which have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s chief executive and chief financial officers by others within those entities, particularly during the period in which annual and interim filings are being prepared, and (B) has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and (2) to maintain accountability for assets and liabilities; and (iii) access to assets is permitted only in accordance with management’s general and specific authorization. To the knowledge of the Company, all material facts related to any possible material fraud that involves management or other employees who have a significant role in the Company’s internal controls have been disclosed to the Company’s auditors and the audit committee of the Board of Directors.

(c)	Since March 31, 2003, (i) the Company has received no (A) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (B) expressions of concern from Employees regarding questionable accounting or auditing matters, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
10. No Material Adverse Change
Since March 31, 2006, there has not been any Material Adverse Change except as disclosed in the Company Reports.
11. Brokerage Fees
Except for the fees payable to the Financial Advisor as set out in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has retained nor will any of them retain any financial advisor, broker or finder, nor have they paid or agreed to pay any financial advisor, broker or finder on account of this Agreement or any transaction contemplated hereby.
12. Conduct of Business
(a)	Since March 31, 2006, except as previously disclosed, neither the Company nor any of its Subsidiaries has:
(i)	amended its Company Governing Documents;

(ii)	made any change in its accounting principles and practices as previously applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(iii)	declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to shareholders;

(iv)	transferred, assigned, sold, licensed or otherwise disposed of any of its assets;

(v)	increased the compensation paid or payable to its Employees or changed the benefits to which such Employees and former employees are entitled under any Benefit Plan or created any new Benefit Plan or modified, amended or terminated any existing Benefit Plan for any such employees other than increases or changes made in the ordinary course of business consistent with past practice;

(vi)	purchased, redeemed or otherwise acquired any of its Shares or agreed to do so; or

(vii)	other than in the ordinary course of business and consistent with past practice, entered into, amended or become bound by any Contract, or made or authorized any capital expenditure, which may result in the payment of money by the Company or any of its Subsidiaries of an amount in excess of $200,000 with respect to all transactions, except the Millennium Support Agreement.
(b)	Except as previously disclosed, since March 31, 2006, each of the Company and its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice. The Company and each of its Subsidiaries owns, possesses or has obtained, and has complied in all material respects with and is in compliance in all material respects with, all material Permits of or from any Governmental Authority required in connection with the ownership of their respective assets or the conduct of their respective business and operations as presently conducted. All such Permits are listed or contained in the Data Room Information. None of the Company or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Permit or any intention of any Governmental Authority to revoke or refuse to renew any such Permit following completion of the transactions contemplated hereby. To the knowledge of the Company, all such Permits shall continue to be effective in order for the Company and its Subsidiaries to continue to conduct their respective businesses as they are presently being conducted. No Person other than the Company or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of such Permits. Except as set out in the Data Room Information, no approval or consent is required in respect of such Permits to protect the rights of the Company or any of its Subsidiaries thereto as a consequence of the transactions contemplated hereby.

13. Material Contracts
All Material Contracts to which the Company or any of its Subsidiaries is party are in full force and effect, and the Company and such Subsidiaries are entitled to all of their respective rights and benefits thereunder. The Company has made available to the Offeror for inspection true and complete copies of all Material Contracts, and all such Material Contracts are contained in the Data Room Information. All of the Material Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The Company and its Subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach. As at the date hereof, the Company has not received notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of the Company, no such action has been threatened. Except as set out in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of the Company or any of its Subsidiaries.
14. Litigation
Except as set out in the Company Disclosure Letter, there are no actions, suits, proceedings or investigations commenced or, to the knowledge of the Company, contemplated or threatened against or relating to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries, before or by any Governmental Authority, nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such actions, suits, proceedings or investigations, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would prevent or hinder the consummation of the transactions contemplated by this Agreement.
15. Minute Books
The minute books of each of the Company and its Subsidiaries have been provided to the Parent and are true and correct in all material respects; they contain the duly signed minutes of all meetings, and all resolutions, of the boards of directors and shareholders (but excluding minutes of meetings and resolutions passed by committees of such boards).
16. Officer Obligations
No Officer Obligation will become payable upon completion of the Offer, except as set out in the Company Disclosure Letter, and except for payments made to officers or directors in respect of their Options as provided for in this Agreement.

17. Absence of Guarantees
None of the Company or any of its Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness or other obligations of any Person (other than in respect of the Company or one of its Subsidiaries), or any other commitment by which the Company or any of its Subsidiaries is, or is contingently, responsible for such indebtedness or other obligations.
18. Reporting Issuer Status
(a)	The Company is a reporting issuer under, and is in compliance in all material respects with, Securities Laws of each of the Provinces of Canada.

(b)	None of the Company’s Subsidiaries is a reporting issuer or a “distributing corporation” as such term is defined in the CBCA.

(c)	The Company is a foreign private issuer under the Exchange Act.
19. Compliance with Laws
Except as set out in the Company Disclosure Letter, the operations of each of the Company and its Subsidiaries have been and are conducted in compliance in all respects with all Laws of each jurisdiction in which the Company or its Subsidiaries carries on its business except where the breach thereof would not have a Material Adverse Effect and none of the Company or any of its Subsidiaries has received any notice of any complaint, investigation, proceeding or action pending which involve allegations of non-compliance with applicable Laws. The Company and its Subsidiaries own, possess or have obtained and are in compliance in all material respects with, all material Permits necessary to conduct their business as now conducted.
20. Employment Matters
(a)	All written Benefit Plans (or, where oral, written summaries of the material terms thereof) and all current documents related to such Benefit Plans are contained in the Data Room Information, including any current trust and funding agreements and all insurance contracts and policies. Each Benefit Plan permits assumption thereof by the Offeror at the Effective Time without the consent of the participants or any other Person.

(b)	The Company Disclosure Letter identifies each Benefit Plan that provides for the deferral of compensation or any acceleration or enhancement of rights, compensation or benefits due to the consummation of the transactions contemplated hereby.

(c)	The Data Room Information contains an accurate and complete list of all Employees along with the position, date of hire or engagement, compensation and benefits (other than pursuant to Benefits Plans), accrued but unused vacation leave and service credited for purposes of vesting and eligibility to participate under any Benefit Plan with respect to such Employee.

(d)	Except as set out in the Company Disclosure Letter, there are no employment contracts or arrangements which are not terminable on the giving of reasonable notice in accordance with Law, nor are there any management, employment, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(e)	To the knowledge of the Company, no Senior Executive employed by the Company or any of its Subsidiaries has communicated an intention to terminate his or her employment.

(f)	Except as set out in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective agreement, letters of understanding, letters of intent or other written or oral communications with any trade union, council of trade unions, employee association or other labour organization, which relates to any of the Employees. Except as set out in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any application for certification, or to the knowledge of the Company, threatened or apparent union organizing campaigns for employees not covered under a collective bargaining agreement. Neither the Company nor any of its Subsidiaries is in material violation of any provision under any collective agreement or under the Labour Relations Code. There is no trade union, employee association or other labour organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(g)	Since August 31, 2003, neither the Company nor its Subsidiaries have experienced any labour strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labour dispute, nor to the knowledge of the Company is any such action pending or threatened. To the knowledge of the Company, no event has occurred or circumstance exists that may give rise to any such action, nor does the Company or its Subsidiaries contemplate a lockout of any Employees.

(h)	Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint, actual or, to the knowledge of the Company, threatened, or any litigation, actual, or to the knowledge of the Company, threatened, relating to employment or termination of employment of Employees.

(i)	The Company and its Subsidiaries are operating in compliance in all material respects with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, workers’ compensation, immigration, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of the Company, threatened proceedings before any board, court or Governmental Authority with respect to any of the areas listed herein.

(j)	Except as disclosed in the Company Disclosure Letter, none of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such employees and no Benefit Plan is a pension plan, top up pension plan or supplemental pension plan, “registered retirement savings plan” (as defined in the Canadian Tax Act), “registered pension plan” (as defined in the Canadian Tax Act) or “retirement compensation arrangement” (as defined in the Canadian Tax Act).

(k)	There is no unfunded liability under any Benefit Plan. No event has occurred or circumstance exists that may result (i) in an increase in premium costs of any Benefit Plan that is insured or (ii) an increase in the cost of any Benefit Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Benefit Plan or any fiduciary thereof is pending or, to the knowledge of the Company, is threatened, which could reasonably be expected to result in any liability, direct or indirect (by indemnification or otherwise) of the Company or any of its Subsidiaries to any Governmental Authority or any Person, and no event has occurred or circumstance exists that may give rise to any such liability.

(l)	All of the obligations of the Company and its Subsidiaries under the statutory Benefit Plans which the Company or any of its Subsidiaries are required to participate in or comply with and under the Benefit Plans have been satisfied in all material respects, and there are no outstanding defaults or violations thereunder by the Company or any of its Subsidiaries that could result in or give rise to any liability to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have any knowledge of any such default or violation by any other party to any statutory Benefit Plan which the Company or any of its Subsidiaries are required to participate in or comply with or any Benefit Plan. For greater certainty, all returns, filings, reports and disclosures relating to the statutory Benefit Plan which the Company or any of its Subsidiaries are required to participate in or comply with and the Benefit Plans required pursuant to applicable Laws or the terms of the Benefit Plans have been timely filed or distributed in accordance with all requirements and each statutory Benefit Plan which the Company or any of its Subsidiaries are required to participate in or comply with and each Benefit Plan is, and has been, established, registered, qualified, amended, funded, administered and invested, in compliance with the terms of such Benefit Plan (including the terms of any documents in respect of such Benefit Plan), all Laws and any collective agreement, as applicable.

(m)	All employer payments, contributions or premiums required to be remitted or paid to or in respect of each statutory Benefit Plan which the Company or any of its Subsidiaries are required to participate in or comply with and each Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and have been fully reflected in line items in the Company’s financial statements. Except as set out in the Company Disclosure Letter, no Taxes, penalties or fees are owing or exigible under or in respect of any statutory benefit plan which the Company or any of its Subsidiaries are required to participate in or comply with or any Benefit Plan.

(n)	Since the date on which the Company first became a reporting issuer, all stock options granted by the Company and its Subsidiaries were granted using an exercise price of not less than the closing board lot sale price per share of Shares on the TSX on the trading day immediately preceding the grant date and if there was not a board lot sale on such date, then the last board lot sale prior thereto.

(o)	Except as set out in the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement (either alone or in conjunction with any other event) will:
(i)	result in any payment (including without limitation bonus, golden parachute, change of control, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Benefit Plan, individual employment Contract or otherwise;

(ii)	increase any benefits otherwise payable under any Benefit Plan or any compensation under any contract or agreement;

(iii)	entitle any Employee to any job security or similar benefit or any enhanced benefits; or

(iv)	result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Benefit Plan (except for outstanding Options), or result in any Benefit Plan becoming terminable other than at the sole and unfettered discretion of the Company.
(p)	There are no entities other than the Company or its Subsidiaries participating in any Benefit Plan.

(q)	The Company and its Subsidiaries are not required, pursuant to a collective agreement, to contribute to a benefit plan which is not maintained or administered by the Company, any of its Subsidiaries or any of their Affiliates.

(r)	To the knowledge of the Company, no event has occurred respecting any registered Benefit Plan which would result in the revocation of the registration of such Benefit Plan (where applicable) or entitle any Person (without the consent of the Company) to terminate any Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Benefit Plan.
21. Tax Matters
(a)	Each of the Company and its Subsidiaries has duly and timely filed all its Tax Returns required to be filed on or before the date hereof in accordance with applicable Laws with the appropriate Governmental Authorities and has completely and correctly reported all income, loss and all other amounts reported and information required to be reported thereon and true copies thereof are contained in the Data Room Information.

(b)	Each of the Company and its Subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that were due and payable by it on or before the date hereof whether or not assessed by the appropriate Governmental Authority. None of the Company or its Subsidiaries has incurred a material liability for Taxes since the date of the Financial Statements other than in the ordinary course of business, and their respective books and records provide adequate accruals under generally accepted accounting principles in Canada for all Taxes accrued as of the date hereof, whether or not such Taxes are yet due or owing.

(c)	Neither the Company nor any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:
(i)	to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable;

(ii)	to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable;

(iii)	the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Governmental Authority may assess, reassess or collect Taxes for which the Company of any of its Subsidiaries is or may be liable.
(d)	All Canadian federal and provincial income and capital Tax liabilities of the Company and of each of its Subsidiaries have been assessed by the relevant taxing authorities and notices of assessment have been issued to each such entity by all relevant taxing authorities for all taxation years prior to and including the taxation year ended March 31, 2006.

(e)	There are no material proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes, and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(f)	The Company and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including without limitation any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(g)	No position has been taken on any Tax Return with respect to the business or operations of the Company or any of its Subsidiaries for a taxable period for which the normal reassessment period or the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged.

(h)	Neither the Company nor any of its Subsidiaries is a party to or bound to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement) or other Contract relating to Taxes with any Governmental Authority).

(i)	Except as set out in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have applied to any Governmental Authority for permission to change its taxation year or for any tax ruling or technical interpretation.

(j)	There are no Encumbrances for Taxes upon any properties or assets of the Company or any Subsidiary (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Financial Statements).

(k)	Neither the Company nor any of its Subsidiaries has revoked or rescinded any Tax election or made, revoked or rescinded any settlement or compromise of any liability with respect to Taxes.

(l)	The residence of the Company and the Subsidiaries for Tax purposes is set out below:
(i)	the Company is resident in Canada; and

(ii)	the Company’s Subsidiary is resident in the United Kingdom.
(m)	All Benefit Plans have been duly registered where required by, and are in good standing under, all applicable Laws including, without limitation, the Canadian Tax Act, and all required employer contributions under any such Benefit Plan have been made and the applicable funds have been funded in accordance with the terms thereof and no past services funding liabilities exist thereunder.
22.	Non-Arm’s Length Transactions
No current or former director, officer or Employee or any registered or, to the knowledge of the Company, beneficial, Shareholder owning 5% or more of the Shares (an “Interested Person”) is indebted to the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries indebted to any Interested Person, except such indebtedness as is expressly disclosed in the Company Disclosure Letter, or the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business. Except for contracts of employment, neither the Company nor any of its Subsidiaries is a party to any Contract with any Interested Person. Except as set out in the Company Disclosure Letter, no Interested Person: (a) owns, directly or indirectly, in whole or in part, any property that the Company or any of its Subsidiaries uses in the operation of the business; or (b) has any cause of action or other claim whatsoever against, or is owed any amount by the Company or any of its Subsidiaries in connection with the business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued expense reimbursements, vacation pay and benefits under any Benefit Plans. Except as set out in the Company Disclosure Letter, since March 31, 2006 no payment has been made to any Interested Person outside the ordinary course of business.
23.	Regulatory Matters
(a)	Each product researched or developed by the Company or any of its Subsidiaries has been and is being researched and developed by the Company in compliance with all applicable Laws, including applicable Laws promulgated by Health Canada or the FDA. As of the date hereof, neither the Company nor any of its Subsidiaries, nor any of its or its Subsidiaries’ licensees, has received any notices or correspondence from Health Canada, the FDA or any other Governmental Authority exercising comparable authority (i) contesting the investigational or premarket clearance or approval of, the testing of, or the uses of, any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any such products by the Company or any of its Subsidiaries of any Law.

(b)	To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any audit, investigation, suit, claim, action or proceeding with respect to a recall, withdrawal, suspension, seizure or discontinuance, or change in the marketing classification or labeling, of any products of the Company. True and complete copies of all material data of the Company with respect to the safety or efficacy of the products of the Company are contained in the Data Room Information.

(c)	Except as set out in the Company Disclosure Letter, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, institutional review board requirements and applicable Laws and Permits. The description of the results of such studies, tests and trials submitted to Health Canada, the FDA and other Governmental Authorities are true and complete in all material respects and fairly present the data derived from such studies, tests and trials, and neither the Company nor any of its Subsidiaries is aware of any studies, tests or trials the results of which the Company reasonably believes call into question the results of any studies, tests or trials conducted by or on behalf of the Company or any of its Subsidiaries. The Company has not received any notices or correspondence from Health Canada, the FDA or any other Governmental Authority exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries. The materials and information regarding studies, tests and preclinical and clinical trials provided by the Company to the Offeror do not fail to state a material fact regarding such studies, tests and preclinical and clinical trials.

(d)	All reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Authority for each material product of the Company or any of its Subsidiaries have been so filed, obtained, maintained or furnished, and all such reports, documents, claims, notices and approvals were true and complete in all material respects on the date filed (or were corrected in, or supplemented by, a subsequent filing). As to each product of the Company or any of its Subsidiaries for which any domestic or foreign regulatory application (including without limitation an investigational new drug application) has been submitted, approved or cleared, the Company and its Subsidiaries are in compliance with all legal requirements and applicable Laws and all terms and conditions of such applications.

(e)	Neither the Company nor any of its Subsidiaries has received any written notice that Health Canada, the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval, request the recall or enjoin the production of any product of the Company.
24.	Technology
(a)	The Company Disclosure Letter sets forth a complete list and a brief description of:
(i)	all patents and patent applications, registered copyrights, and registered or applied for trade-marks that have been filed by or on behalf of the Company or any of its Subsidiaries in any jurisdiction or that are owned by or licensed to the Company or any of its Subsidiaries, and

(ii)	all Material Company Technology that is not listed pursuant to Section 24(a)(i).
(b)	Each of the patents and patent applications listed pursuant to Section 24(a)(i) (the “Company Patents”) does not fail to name an inventor, or name a Person not an inventor, of the claims thereof, each inventor named on the Company Patents has executed an agreement agreeing to assign or actually assigning to the Company or a Subsidiary thereof his or her entire right, title, and interest in and to the applicable Company Patent and the inventions embodied and claimed therein, and, to the knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement. Except as disclosed in the Company Disclosure Letter, to the knowledge of the Company, no Person has communicated to the Company or any third party that such Person or any other Person is an unnamed inventor of any of the Company Patents or of any invention disclosed and/or claimed in a Company Patent.

(c)	The Material Company Technology is owned by or licensed to the Company and/or one of its Subsidiaries. The Company and/or its Subsidiaries have the right to use such Material Company Technology and, if applicable, grant sub-licences in respect thereof, for the business of the Company and its Subsidiaries as currently conducted and the Commercialization.

(d)	With respect to Material Company Technology that is owned by a Person other than the Company or its Subsidiaries: (i) the Company or the applicable Subsidiary, as the case may be, is using such Material Company Technology with the written consent of or a written licence from the owner of such Material Company Technology (or other authorized person), all of which consents or licences are in full force and effect, and (ii) no material default under such consents or licences exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any of the other parties thereto.

(e)	To the knowledge of the Company:
(i)	all of the Intellectual Property listed in the Company Disclosure Letter (the “Material Company Intellectual Property”) is in full force and effect and no proceedings have been commenced which allege or would result in its abandonment, cancellation or unenforceability; and

(ii)	all Material Company Intellectual Property consisting of issued registrations or, in the case of inventions, issued patents have been validly issued and are in good standing.
(f)	Except as disclosed in the Company Disclosure Letter:
(i)	there are no Claims by the Company or any of its Subsidiaries relating to breaches, violations, infringements or interferences with any of the Material Company Technology by any other Person which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, and the Company does not have any knowledge of any facts upon which such a Claim could be based,

(ii)	to the knowledge of the Company, no other Person is using any of the Material Company Technology so as to breach, violate, infringe or interfere with the rights of the Company or any of its Subsidiaries, except for such breaches, violations, or interferences which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(g)	Except as disclosed in the Company Disclosure Letter:
(i)	there are no Claims in progress or pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Material Company Technology which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, and there is no valid basis for any such Claim, and

(ii)	to the knowledge of the Company, the carrying on of the Company’s business and the carrying on of the business of each of its Subsidiaries and the use and possession of the Material Company Technology by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted and for the Commercialization does not breach, violate, infringe, or interfere with any rights of any other Person, except for such breaches, violations, or interferences which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(h)	Except as disclosed in the Company Disclosure Letter,
(i)	neither the Company nor any of its Subsidiaries has entered into any exclusivity covenant or any other contractual restriction that would restrict the use or Commercialization of any Material Company Technology by the Company or its Subsidiaries; and

(ii)	neither the Company nor any of its Subsidiaries has granted to any Person any Commercialization rights in respect of any Material Company Technology.
(i)	The Company and its Subsidiaries have taken reasonable steps to maintain their material trade secrets in confidence, including entering into Contracts that generally require licensees, contractors, and other Persons with access to such trade secrets to keep such trade secrets confidential.
25.	Real Property
The Data Room Information contains a true and complete list of (i) all the real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”) and (ii) all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, subleases, uses or occupies or has the right to use or occupy, any real property with annual base rent in excess of $10,000 (collectively, the “Real Property Leases”) and the property subject thereto (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Except as disclosed in the Data Room Information or except for failures of title or for Encumbrances permitted by the Company’s loan documents (as contained in the Data Room Information) or that do not materially adversely affect the operations of the business or the ability to sell such property, the Company and the Subsidiaries have good and sufficient title to their respective Real Property interests, either as legal and beneficial owner in fee simple of the Owned Real Property or as holder of a valid leasehold interest of Leased Real Property, in each case free and clear of all other Encumbrances, and otherwise, hold valid easements, rights of way, permits or licences from land owners or authorities required to permit the operation of their businesses as presently conducted. Each Real Property Lease constitutes a valid and legally binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. With respect to each Real Property Lease there is no default or event which, with the notice of or lapse of time or both, would constitute a default on the part of the

Company or its Subsidiaries, or to the knowledge of the Company would constitute a default by any other party to such Real Property Lease, except for such defaults, individually or in the aggregate, that would not reasonably be expected to be material to the Company. No part of the Owned Real Property is subject to any building or use restriction that prevents the use and operation of the Owned Real Property as presently used and operated, except for restrictions, individually or in the aggregate, that would not reasonably be expected to be material to the Company. No person has any right to purchase, option, right of first refusal or other similar right with respect to the Owned Real Property.
26.	Insurance
The Company and its Subsidiaries are covered by valid and currently effective insurance policies, and lists of such policies or binders of insurance are contained in the Data Room Information. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such policies, and all premiums with respect to such insurance policies have been paid through the date hereof and no written notice of termination or cancellation has been received by the Company or any of its Subsidiaries with respect to any such policy. There are no pending claims against such insurance with respect to the Company or its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.
27.	Shareholder and Similar Agreements
Other than the stock option agreements entered into pursuant to the Stock Option Plans, the Rights Agreement and the ESPP, the Company is not a party to any material shareholder, pooling, voting trust or other Contract relating to the Shares or any issued and outstanding shares of any of the Company’s Subsidiaries.
28.	Environmental
Except as disclosed in the Company Disclosure Letter:
(a)	All operations of the Company and its Subsidiaries have been and are now in compliance in all material respects with all applicable Laws relating to the protection of the environment and employee and public health and safety (“Environmental Laws”); and

(b)	Neither the Company nor any of its Subsidiaries is subject to:
(i)	any material proceeding before, or order or directive issued by, a Governmental Authority which relates to environmental, health or safety matters and which may require any material work, repairs, construction or expenditures; or

(ii)	any material demand or notice alleging a breach with respect to any Environmental Laws applicable to the Company and its Subsidiaries or the Owned Real Property including, any regulations with respect to the use, storage, treatment, transportation or disposition or any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.
29.	Data Room Information
All Data Room Information was accurate in all material respects as at its respective date as stated therein, or, if any Data Room Information is undated, as of the date of its delivery to the IntraLinks website for purposes of the transactions contemplated by this Agreement or to the Offeror on a compact disc or in documentary form. The Offeror has been provided with, or been given access to, all material non-public documentation relating to the Company and its Affiliates and Subsidiaries as has been given, provided or made available by the Company or any of its Affiliates and Subsidiaries at any time since April 21, 2006 to any other person considering (or seeking such documentation in order to consider) an Alternative Transaction, including without limitation Millennium.
30.	Rights Plan
The Company has not (i) deferred the separation of the rights under the Rights Plan for the benefit or in respect of any Person other than the Offeror or Millennium and its Affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of any Alternative Transaction other than the Offer or the take-over bid for the Company commenced by an Affiliate of Millennium on October 5, 2006.

SCHEDULE D
FORM OF PRESS RELEASES

ANORMED AND GENZYME REACH AGREEMENT ON ACQUISITION
Genzyme to gain late-stage transplantation product candidate
For Immediate Release: October 17, 2006
Vancouver, British Columbia – Genzyme Corporation (NASDAQ: GENZ) and AnorMED Inc. (NASDAQ: ANOR; TSX: AOM) announced today that they have executed a mutually beneficial support agreement under which Genzyme will acquire AnorMED in an all cash transaction valued at US$13.50 per outstanding share, or approximately US$580 million.
Through this transaction, Genzyme is acquiring MOZOBIL, a leading late-stage product candidate in development for hematopoietic stem cell transplantation. MOZOBIL is being tested in Phase III clinical trials and is expected to launch in 2008.
“We are very pleased to have reached agreement with AnorMED, and look forward to completing the development and commercialization of MOZOBIL,” stated Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. “We believe that MOZOBIL will be an important therapeutic advance in the field of stem cell transplantation, and are eager to utilize our global clinical, regulatory and commercial infrastructure to ensure that it reaches patients around the world. This is a strategic fit for us that complements our existing transplant and oncology businesses.”
Kenneth Galbraith, the Chairman of the Board and Interim Chief Executive Officer of AnorMED, said “AnorMED’s Board of Directors, in consultation with its Strategic Initiatives Committee and with the advice of its financial and legal advisors, believes the amended US$13.50 per share offer represents the best alternative currently available to AnorMED shareholders and provides a certain and fair value for AnorMED shareholders. The Board unanimously recommends that AnorMED shareholders accept and tender their shares to the amended Genzyme offer.”
Kenneth Galbraith and the Baker Bros. affiliates have signed shareholder support agreements with Genzyme to tender their shares to Genzyme’s amended bid when it is filed, subject to their ability to withdraw such support in the event of a superior competing proposal prior to the expiry of the Genzyme offer.
MOZOBIL Development
Genzyme plans to commercialize MOZOBIL through its existing global transplant business to hematologists and bone marrow transplant centers in more than 50 countries throughout the world.
MOZOBIL has been shown in multiple earlier studies to rapidly increase the number of stem cells in circulation in the blood, an important step in preparing a patient for a stem cell transplant. Increasing the number of stem cells collected can improve patient outcomes in two ways: by helping patients who were previously not eligible to meet the target ranges needed for a transplant; and by raising the level of stem cells collected in those already eligible, thereby improving the viability of the transplant.
According to Genzyme, approximately 55,000 stem cell transplants are performed each year for multiple myeloma, non-Hodgkin’s lymphoma, and other conditions in markets where Genzyme has a commercial infrastructure, including the United States, Europe, Latin America and the Asian Pacific countries. A majority of these patients could potentially benefit from the use of MOZOBIL.
Enrollment is complete in a pivotal Phase III trial for MOZOBIL in multiple myeloma, and a second pivotal Phase III trial in non-Hodgkin’s lymphoma is expected to complete enrollment soon. MOZOBIL has been granted orphan drug status in the United States and European Union and AnorMED has entered into a special protocol assessment agreement with the FDA.

Transaction Terms
Genzyme’s acquisition of AnorMED will take the form of an all cash tender offer to acquire all outstanding shares of AnorMED, which will expire at 8:00 a.m. (Vancouver time) on November 6, 2006. Genzyme may elect to extend its existing offer again by giving notice of such extension to AnorMED shareholders, a copy of which will be filed with the securities regulatory authorities in Canada and the United States and which should also be made available by such authorities through the Internet at www.sedar.com or www.sec.gov. AnorMED shareholders who have already tendered and have not withdrawn their shares to Genzyme’s offer need to take no further action to accept Genzyme’s offer. All AnorMED shareholders are eligible to receive the offer price per share of US$13.50, including shareholders who have already tendered their shares. As of 8:00 a.m. on October 17, 2006, approximately 3,120 AnorMED shares had been tendered and not withdrawn to Genzyme’s offer.
The support agreement with Genzyme also provides AnorMED with the right to withdraw, modify or change its support regarding Genzyme’s tender offer of US$13.50 per share in cash only if AnorMED’s Board of Directors receives a superior proposal prior to the expiry of the Genzyme tender offer. Genzyme has the right to match any such superior proposal made by another bidder. If AnorMED’s Board accepts a superior proposal after Genzyme does not match such proposal, Genzyme may be entitled to a payment of US$19.5 million from AnorMED.
The transaction has been approved by the Boards of Directors of both companies and is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act. It is expected to be dilutive to Genzyme’s GAAP earnings through 2008 and accretive in 2009.
In association with the acquisition, Genzyme anticipates it will incur certain one time charges, which will be detailed after the close of the transaction.
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 unsolicited offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. On October 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders accept the October 5, 2006 offer from Sidney Acquisitions ULC, an indirect wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. These Directors’ Circulars describe the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer and accept the Millennium Offer. Investors and shareholders are strongly advised to read the Directors’ Circulars and Tender Offer Solicitation/Recommendation Statements on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circulars at www.sedar.com and the Tender Offer Solicitation/Recommendation Statements on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commissions in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULARS OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENTS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER AND MILLENNIUM OFFER.
About Genzyme
One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,500 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases. Additional information on AnorMED Inc. is available on the Company’s website www.anormed.com.
Genzyme® and Thymoglobulin® are registered trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.
FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: a support agreement under which Genzyme will acquire AnorMED in an all cash transaction valued at US$13.50 per outstanding share; the all cash tender offer expiring on November 6, 2006, unless extended by Genzyme; the enrolment expectations in a second pivotal Phase III trial for MOZOBIL; the expected launch date for MOZOBIL and the commercialization plans associated therewith; and AnorMED’s expectation that Genzyme may be entitled to payment of US$19.5 million from AnorMED if AnorMED’s Board accepts a superior proposal that Genzyme decides not to match.
With respect to the forward-looking statements contained in this news release, AnorMED has made numerous assumptions regarding, among other things: Genzyme’s ability to acquire AnorMED in an all cash transaction valued at US$13.50 per outstanding share; the ability to complete enrollment in a second pivotal Phase III trial for MOZOBIL; the ability to obtain regulatory approvals for MOZOBIL; and the ability to successfully commercialize MOZOBIL. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: Genzyme may not have the ability to acquire AnorMED in an all cash transaction valued at US$13.50 per outstanding share; AnorMED and/or Genzyme may not have the ability to complete enrollment in a second pivotal Phase III trial for MOZOBIL; AnorMED and/or Genzyme may not have the ability to obtain regulatory approvals for MOZOBIL; AnorMED and/or Genzyme may not have the ability to successfully commercialize MOZOBIL; unknown risks related to intellectual property matters; and competition from other pharmaceutical or biotechnology companies.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.

CONTACT: For AnorMED: Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: (604) 889-5320 or Kim Nelson, Ph.D., Manager, Investor Relations, Tel: (604) 532-4654, Email: knelson@anormed.com; Media Contact: Karen Cook, James Hoggan & Associates, Tel: (604) 742-4252 or 739-7500, Email: kcook@hoggan.com or Shafiq Jamal, Tel: (604) 742-4269, Email: sjamal@hoggan.com; For Genzyme: Sally Curley (investors), Tel: (617) 768-6140; Dan Quinn (media), Tel: (617) 768-6849
CONTACTS:

For AnorMED	For Genzyme
Kenneth Galbraith (investors)	Sally Curley (investors)
(604) 889-5320	(617) 768-6140

Karen Cook Boas (media) (604) 742-4252	Dan Quinn (media) (617) 768-6849

For Immediate Release
October 17, 2006
Genzyme and AnorMED Reach Agreement on Acquisition
Genzyme to Gain Late-Stage Transplantation Product Candidate
     CAMBRIDGE, Mass. and VANCOUVER – Genzyme Corporation (Nasdaq: GENZ) and AnorMED Inc. (Nasdaq: ANOR; TSX: AOM) announced today that they have executed a mutually beneficial support agreement under which Genzyme will acquire AnorMED in an all cash transaction valued at $13.50 per outstanding share, or approximately $580 million.
     Through this transaction, Genzyme is acquiring MOZOBIL, a leading late-stage product candidate in development for hematopoietic stem cell transplantation. MOZOBIL is being tested in Phase 3 clinical trials and is expected to launch in 2008.
     “We are very pleased to have reached agreement with AnorMED, and look forward to completing the development and commercialization of MOZOBIL,” stated Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. “We believe that MOZOBIL will be an important therapeutic advance in the field of stem cell transplantation, and are eager to utilize our global clinical, regulatory and commercial infrastructure to ensure that it reaches patients around the world. This is a strategic fit for us that complements our existing transplant and oncology businesses.”
     Kenneth Galbraith, the chairman of the board and interim chief executive officer of AnorMED, said “AnorMED’s Board of Directors, in consultation with its Strategic Initiatives Committee and with the advice of its financial and legal advisors, believes the amended $13.50 per share offer represents the best alternative currently available to AnorMED shareholders and provides a certain and fair value for AnorMED shareholders. The Board unanimously recommends that AnorMED shareholders accept and tender their shares to the amended Genzyme offer.”
     Kenneth Galbraith and the Baker Bros. affiliates have signed shareholder support agreements with Genzyme to tender their shares to Genzyme’s amended bid when it is filed, subject to their ability to withdraw such support in the event of a superior competing proposal prior to the expiry of the Genzyme offer.

MOZOBIL Development
     Genzyme plans to commercialize MOZOBIL through its existing global transplant business to hematologists and bone marrow transplant centers in more than 50 countries throughout the world.
     MOZOBIL has been shown in multiple earlier studies to rapidly increase the number of stem cells in circulation in the blood, an important step in preparing a patient for a stem cell transplant. Increasing the number of stem cells collected can improve patient outcomes in two ways: by helping patients who were previously not eligible to meet the target ranges needed for a transplant; and by raising the level of stem cells collected in those already eligible, thereby improving the viability of the transplant.
     According to Genzyme, approximately 55,000 stem cell transplants are performed each year for multiple myeloma, non-Hodgkin’s lymphoma, and other conditions in markets where Genzyme has a commercial infrastructure, including the United States, Europe, Latin America and the Asian Pacific countries. A majority of these patients could potentially benefit from the use of MOZOBIL.
     Enrollment is complete in a pivotal Phase 3 trial for MOZOBIL in multiple myeloma, and a second pivotal Phase 3 trial in non-Hodgkin’s lymphoma is expected to complete enrollment soon. MOZOBIL has been granted orphan drug status in the United States and European Union and AnorMED has entered into a special protocol assessment agreement with the FDA.
Transaction Terms
     Genzyme’s acquisition of AnorMED will take the form of an all cash tender offer to acquire all outstanding shares of AnorMED, which will expire at 8:00 a.m. (Vancouver time) on November 6, 2006. Genzyme may elect to extend its existing offer again by giving notice of such extension to AnorMED shareholders, a copy of which will be filed with the securities regulatory authorities in Canada and the United States and which should also be made available by such authorities through the Internet at www.sedar.com or www.sec.gov. AnorMED shareholders who have already tendered and have not withdrawn their shares to Genzyme’s offer need to take no further action to accept Genzyme’s offer. All AnorMED shareholders are eligible to receive the offer price per share of $13.50, including shareholders who have already tendered their shares. As of 8:00 a.m. on October 17, 2006, approximately 3,120 AnorMED shares had been tendered and not withdrawn to Genzyme’s offer.
     The support agreement with Genzyme also provides AnorMED with the right to withdraw, modify or change its support regarding Genzyme’s tender offer of $13.50 per share in cash only if AnorMED’s Board of Directors receives a superior proposal prior to the expiry of the Genzyme tender offer. Genzyme has the right to match any such superior proposal made by another bidder. If AnorMED’s Board accepts a superior proposal after Genzyme does not match such proposal, Genzyme may be entitled to a payment of $19.5 million from AnorMED.
     The transaction has been approved by the boards of directors of both companies, and is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act. It is expected to be dilutive to Genzyme’s GAAP earnings through 2008 and accretive in 2009.
     In association with the acquisition, Genzyme anticipates it will incur certain one time charges, which will be detailed after the close of the transaction.
About Genzyme
     One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,500 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

     With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.
About AnorMED Inc.
     AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
     The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases. Additional information on AnorMED Inc. is available on the Company’s website www.anormed.com.
     Genzyme® and Thymoglobulin® are registered trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.
This press release contains forward-looking statements, including the statements regarding: the expected launch date for MOZOBIL and Genzyme’s commercialization plans for the product; the number of patients that could potentially benefit from MOZOBIL; the expected impact of the transaction on Genzyme’s earnings; the structure and timing of the transaction; and the expected benefits of the transaction. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that Genzyme is unable to acquire AnorMED on the terms and timeline anticipated; that Genzyme is unable to successfully integrate AnorMED’s operations and programs with its own business due to misestimates of the time and resources required to do so, or for other reasons; that the results or timing of the MOZOBIL clinical studies are not as expected, including unanticipated delays or unfavorable safety or efficacy data; that MOZOBIL does not receive regulatory approvals for the label or on the schedule expected; that MOZOBIL does not receive favorable pricing or reimbursement; that Genzyme’s information concerning the markets and number of potential patients for MOZOBIL are inaccurate; and the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Factors Affecting Future Operating Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending June 30, 2006. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.
Important Information Regarding the Tender Offer
Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the “SEC”) from time to time, including the tender offer statement filed on September 1, 2006, as amended, regarding the tender offer by Genzyme’s wholly owned subsidiary, Dematal Corp., for all of the outstanding common shares of AnorMED. Investors and security holders may obtain a free copy of the disclosure documents and other documents filed by Genzyme or Dematal with the SEC at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Genzyme or Dematal may be obtained free of charge from Genzyme by directing a request to Sally Curley at (617)768-6140.

     Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.